UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

LORILLARD, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2010

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders for 2010 (the “Annual Meeting”) of Lorillard, Inc. (the “Company”), which will be held at the Embassy Suites Greensboro — Airport, 204 Centreport Drive, Greensboro, North Carolina 27409, on May 20, 2010 at 10:00 a.m., eastern daylight time.

At the Annual Meeting, shareholders will be asked to elect the three nominees named in the attached Proxy Statement to hold office as Class II Directors until the Annual Meeting of Shareholders for 2013, to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and to transact such other business as may properly come before the meeting. The accompanying Notice of Annual Meeting and Proxy Statement describe in more detail the business to be conducted at the Annual Meeting and provide other information concerning the Company of which you should be aware when you vote your shares. Also enclosed is a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Admission to the Annual Meeting will be by ticket only. If you are a registered shareholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the “About the Annual Meeting of Shareholders” section of the Proxy Statement to obtain a ticket.

Your participation in the Company’s Annual Meeting is important, regardless of the number of shares you own. In order to ensure that your shares are represented at the Annual Meeting, whether you plan to attend or not, please vote in accordance with the enclosed instructions. As a shareholder of record, you can vote your shares by telephone, electronically via the Internet or by submitting the enclosed proxy card. If you vote using the proxy card, you must sign, date and mail the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and wish to modify your vote, you may revoke your proxy and vote in person at the meeting.

The Board of Directors appreciates your time and attention in reviewing the accompanying Proxy Statement. Thank you for your interest in Lorillard, Inc. We look forward to seeing you at the meeting.

Sincerely,

Martin L. Orlowsky
Chairman, President and CEO

[This Page Intentionally Left Blank]

LORILLARD, INC.
714 Green Valley Road
Greensboro, North Carolina 27408

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS FOR 2010
To Be Held on May 20, 2010

To Our Shareholders:

The Annual Meeting of Shareholders of Lorillard, Inc. (the “Company”) for 2010 will be held at the Embassy Suites Greensboro — Airport, 204 Centreport Drive, Greensboro, North Carolina 27409, on May 20, 2010 at 10:00 a.m., eastern daylight time (the “Annual Meeting”), to consider and vote upon the following matters:

1. To elect the three nominees named in the attached Proxy Statement to hold office as Class II Directors until the Annual Meeting of Shareholders for 2013, and until their successors are duly elected and qualified;

2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 30, 2010 as the record date for the Annual Meeting. Only shareholders of record as of the record date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

Ronald S. Milstein
Senior Vice President, Legal and External Affairs,
General Counsel and Secretary

April 5, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS FOR 2010 TO BE HELD ON MAY 20, 2010. THE PROXY STATEMENT FOR THE ANNUAL MEETING AND THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009, BOTH OF WHICH ARE PROVIDED HEREWITH, ARE ALSO AVAILABLE AT http://investors.lorillard.com/phoenix.zhtml?c=134955&p=irol-proxy.

PLEASE VOTE YOUR SHARES IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED IN THE PROXY STATEMENT. IF VOTING USING THE ENCLOSED PROXY CARD, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY IN THE ADDRESSED REPLY ENVELOPE WHICH IS FURNISHED FOR YOUR CONVENIENCE. THE ENVELOPE NEEDS NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

LORILLARD, INC.
714 Green Valley Road
Greensboro, North Carolina 27408

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2010

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

Who is soliciting my vote?

The Board of Directors of Lorillard, Inc., a Delaware corporation (“we,” “our,” “us,” “Lorillard” or the “Company”), is soliciting your vote at our Annual Meeting of Shareholders for 2010, and any adjournment or postponement thereof (the “Annual Meeting”), to be held on the date at the time and place, and for the purposes set forth in the accompanying notice. This Proxy Statement and appendix, the accompanying notice of annual meeting, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Annual Report”) filed with the Securities and Exchange Commission (“SEC”) on February 25, 2010 are being mailed to shareholders on or about April 5, 2010.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act on the matters outlined in the accompanying notice. The only matters scheduled to be acted upon at the Annual Meeting are (1) the election of the three nominees named in this Proxy Statement to hold office as Class II Directors (see page 7 of this Proxy Statement), (2) the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (see page 40 of this Proxy Statement) and to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who can attend the Annual Meeting?

Only shareholders of record as of March 30, 2010 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 9:00 a.m. Shareholders will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you must bring either a copy of the voting instruction card provided by your broker or nominee or a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the Annual Meeting beginning ten days prior to the Annual Meeting during ordinary business hours at 714 Green Valley Road, Greensboro, North Carolina 27408, the Company’s principal place of business, and ending on the date of the Annual Meeting.

Do I need a ticket to attend the Annual Meeting?

Yes. Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives and our guests. Admission will be by ticket only. For registered shareholders, the bottom portion of the proxy card enclosed with the Proxy Statement is the Annual Meeting ticket. If you are a beneficial owner and hold your shares in “street name,” or through an intermediary, such as a bank or broker, you should request tickets in writing from Lorillard, Inc., Attention: Investor Relations, 714 Green Valley Road, Greensboro, North Carolina 27408, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding your stock, confirming your beneficial ownership. Shareholders who do not obtain tickets in advance may obtain them on the Annual Meeting date at the registration desk upon verifying their stock ownership as of the Record Date. In accordance with our security procedures, all persons attending the Annual

Meeting must present a picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Annual Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at our discretion.

How many votes do I have?

You will have one vote for every share of our common stock, $0.01 par value, (“Common Stock”) you owned on the Record Date.

How many votes can be cast by all shareholders?

153,876,833 votes may be cast at the Annual Meeting, representing one vote for each share of our Common Stock that was outstanding on the Record Date. There is no cumulative voting, and the holders of our Common Stock vote together as a single class.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting must be present, in person or by proxy, to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present in determining the existence of a quorum. A broker non-vote occurs when a bank or broker holding shares of a beneficial owner does not vote on a particular proposal because it has not received instructions from the beneficial owner and the bank or broker does not have discretionary voting power for that particular item.

How many votes are required to elect directors and adopt any other proposals?

Directors are elected by the affirmative vote of a plurality of the shares of our Common Stock cast at the Annual Meeting, in person or by proxy, and entitled to vote in the election of directors. Under applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted and will have no effect on the outcome of the vote. With respect to the election of directors, votes may be cast FOR all nominees, AGAINST all nominees, or AGAINST specifically identified nominees. Abstentions and broker non-votes are not counted as votes FOR or AGAINST a nominee and will have the effect of a negative vote.

Ratification of the selection of our independent registered public accounting firm and generally all other matters that may come before the Annual Meeting require the affirmative vote of a majority of the shares of our Common Stock cast, in person or by proxy, and entitled to vote at the Annual Meeting. With respect to the ratification of the appointment of Deloitte & Touche LLP, and the approval of, generally, other matters that may come before the Annual Meeting, votes may be cast FOR or AGAINST such proposal, or a shareholder may abstain from voting on either proposal. Abstentions will have the effect of a negative vote.

What is a broker non-vote?

Generally, a broker non-vote occurs when shares held by a bank or broker for a beneficial owner are not voted with respect to a particular proposal because (i) the bank or broker has not received voting instructions from the beneficial owner and (ii) the bank or broker lacks discretionary voting power to vote such shares. Under the rules of the New York Stock Exchange, Inc. (the “NYSE”), a bank or broker does not have discretionary voting power with respect to “non-routine” matters. In the past, the NYSE classified the uncontested election of directors as a routine matter permitting banks and brokers to vote on behalf of beneficial owners who did not provide voting instructions. A recent change in NYSE rules now classifies the election of directors as a non-routine matter which prevents banks and brokers from voting the shares of beneficial owners who do not provide voting instructions. As a result of this change, banks and brokers do not have discretionary authority to vote the shares of beneficial owners for Proposal No. 1. Banks and brokers do have discretionary authority to vote for Proposal No. 2. Under applicable Delaware law, a broker non-vote will have the effect of a negative vote.

How do I vote?

You can vote in person or by valid proxy received by telephone, via the Internet or by mail. If voting by mail, you must:

•	indicate your instructions on the proxy;

•	date and sign the proxy;

•	mail the proxy promptly in the enclosed envelope; and

•	allow sufficient time for the proxy to be received before the date of the Annual Meeting.

Alternatively, in lieu of returning signed proxy cards, our shareholders of record can vote their shares by telephone or via the Internet. If you are a registered shareholder (that is, if you hold your stock in certificate form), you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. The deadline for voting by telephone or electronically through the Internet is 11:59 p.m., eastern daylight time, on May 19, 2010. If your shares are held in “street name” such as in a stock brokerage account or by a bank or other nominee, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically through the Internet.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later dated proxy (including a proxy by telephone or electronically through the Internet), by giving timely written notice of such revocation to our Corporate Secretary or by attending the Annual Meeting and voting in person. However, if you hold shares in “street name,” you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record.

What if I do not vote for some of the matters listed on my proxy card?

Shares of our Common Stock represented by proxies received by us (whether through the return of the enclosed proxy card, by telephone or through the Internet), where the shareholder has specified his or her choice with respect to the proposals described in this Proxy Statement, including the election of directors and ratification of the selection of the independent registered public accounting firm, will be voted in accordance with the specification(s) so made. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the proposals at the Annual Meeting. If you are a shareholder through a bank or broker, see “What is a broker non-vote?” above for more information on how shares may be voted in the absence of submitted voting instructions.

If your proxy is properly executed but does not contain voting instructions, or if you vote by telephone or via the Internet without indicating how you want to vote, your shares will be voted:

•	“FOR” the election of the three nominees named in this Proxy Statement to hold office as Class II Directors.

•	“FOR” the ratification of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Could other matters be decided at the Annual Meeting?

The Board of Directors does not intend to bring any matter before the Annual Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies on behalf of the Company in person or by telephone, facsimile or other electronic means. We have engaged Georgeson Shareholder Communications Inc. to assist us in the distribution and solicitation of proxies for a fee of $12,500 plus expenses. In accordance with the regulations of the SEC and the NYSE, we also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock as of the Record Date.

Has the Company adopted the new e-proxy rules for the delivery of the proxy materials?

No. We are delivering the proxy materials, including the 2009 Annual Report, the Proxy Statement and other materials, to all shareholders. We will evaluate whether to adopt the notice and access option under the e-proxy rules for delivery of proxy materials for future annual meetings.

How can I access the Company’s proxy materials and 2009 Annual Report electronically?

Copies of the 2009 Annual Report, the Proxy Statement and other materials filed by the Company with the SEC are available without charge to shareholders on our corporate website at www.lorillard.com or upon written request to Lorillard, Inc., Attention: Corporate Secretary, 714 Green Valley Road, Greensboro, North Carolina 27408. You can elect to receive future annual reports and proxy statements electronically by following the instructions provided if you vote via the Internet or by telephone.

What financial information is accompanying the Proxy Statement?

Accompanying the Proxy Statement is the 2009 Annual Report. The 2009 Annual Report includes our audited consolidated financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007. Based on the inherent uncertainties of our business, the historical financial information included in the 2009 Annual Report and selected financial data may not be indicative of what our results of operations and financial position will be in the future.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

BOARD OF DIRECTORS

Our Board of Directors currently consists of eight members. Our charter divides our Board of Directors into three classes of directors having staggered terms, with one class being elected each year for a new three-year term and until their successors are elected and qualified. The term for Class I Directors expires at the annual meeting of our shareholders for 2012, the term for Class II Directors expires at the annual meeting of our shareholders for 2010 and the term for Class III Directors expires at the annual meeting of our shareholders for 2011. The following table sets forth certain information with respect to the members of our Board of Directors:

			Term Expires
			at Annual
			Meeting Held
Name	Age	Position(s)	for the Year

Martin L. Orlowsky	68	Chairman of the Board of Directors, President and Chief Executive Officer	2011
David H. Taylor	54	Director and Executive Vice President, Finance and Planning and Chief Financial Officer	2010
Robert C. Almon	58	Director	2012
Virgis W. Colbert	70	Director	2010
David E.R. Dangoor	60	Director	2011
Kit D. Dietz	53	Director	2012
Richard W. Roedel	60	Director	2010
Nigel Travis	60	Director	2012

Below are biographies for each of the director nominees and continuing directors which contain information regarding the individual’s service as a director of the Company, business experience, director positions held currently or at any time in the past five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board to determine that such individual should serve as a director of the Company. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified director candidates to the Board is described below under “Corporate Governance — Nomination Process and Qualifications for Director Nominees” (see page 11 of this Proxy Statement).

Martin L. Orlowsky is a Director and the Chairman, President and Chief Executive Officer of Lorillard. He has served as President and Chief Executive Officer of Lorillard since January of 1999 and added the Chairman’s position in January 2001. Previously, he served as President and Chief Operating Officer and prior to this position he was Executive Vice President, Marketing & Sales. He has been with Lorillard since 1990. As a result of these and other professional experiences, Mr. Orlowsky has particular knowledge of and extensive experience in the tobacco industry and in the management and leadership of Lorillard in particular.

David H. Taylor is a Director and the Executive Vice President, Finance and Planning and Chief Financial Officer of Lorillard. Mr. Taylor joined Lorillard and was elected to its Board of Directors in January 2008. Prior to joining Lorillard, Mr. Taylor was a Senior Managing Director with FTI Palladium Partners, a firm specializing in providing interim management services. In that capacity, he served as Interim Chief Financial Officer of Eddie Bauer Holdings, Inc. from January 2006 to November 2007. Prior to joining FTI Palladium Partners, from 2002 to 2005, Mr. Taylor served as Executive Vice President and Chief Financial Officer of Guilford Mills, Inc. As a result of these and other professional experiences, Mr. Taylor has particular knowledge of and extensive experience in manufacturing and distribution businesses and capital structure, finance, accounting and risk management.

Robert C. Almon became a Director of Lorillard on November 4, 2008. Mr. Almon is a retired principal of Ernst & Young LLP. He joined Ernst & Young LLP in 1998 where he established and served as National Director of the Center for Strategic Transactions, a strategy consulting practice focused on enhancing shareholder value, and subsequently he served on Ernst & Young’s Partner Advisory Council. Prior to 1998, Mr. Almon was a Managing Director in Corporate Finance at Salomon Brothers (now Citigroup) and previously at Lehman Brothers. Before becoming an investment banker he held strategic and treasury positions with General Motors Corporation and General Motors Acceptance Corporation (“GMAC”). Since May 2009, Mr. Almon has served as the independent trustee of GMAC Common Equity Trust I (“Trust”) with absolute discretion to manage approximately 10% of the common equity interests of GMAC held by the Trust for the benefit of General Motors Company as sole beneficiary. As a result of these and other professional experiences, Mr. Almon has particular knowledge of and extensive experience in strategic consulting, capital structure, finance and risk management.

Virgis W. Colbert became a Director of Lorillard on July 8, 2008. Mr. Colbert served in a variety of key leadership positions with Miller Brewing Company since 1979, including Executive Vice President of Worldwide Operations from 1997 to 2005 and Senior Vice President of Operations from 1993 to 1997. He continues to serve as a Senior Advisor to MillerCoors LLC. Mr. Colbert serves on the Board of Directors of Bank of America Corp., Sara Lee Corporation, The Stanley Works and The Manitowoc Company, Inc. Mr. Colbert also served on the Board of Directors of Merrill Lynch & Co., Inc. from 2006 to 2008 and Delphi Corp. from 1999 to 2005. He is Chairman Emeritus of the Board for the Thurgood Marshall Scholarship Fund, former Chairman of the Board of Trustees for Fisk University, and a member of Omega Psi Phi Fraternity and the Boule’. He is a life member of the National Association for the Advancement of Colored People. As a result of these and other professional experiences, Mr. Colbert has particular knowledge of and extensive experience in public company board and committee practices and in the management and oversight of a regulated consumer business, including operations, logistics and strategic planning.

David E.R. Dangoor became a Director of Lorillard on July 8, 2008. Mr. Dangoor has been President of Innoventive Partners LLC, a firm providing consulting services in the fields of marketing strategy and public relations since 2003, and has served as a Managing Partner of the consulting firm Cato Dangoor & Associates, London, since 2002. Mr. Dangoor retired from Philip Morris in 2002 following more than 27 years in senior executive positions, which included Head of Marketing, Philip Morris Germany; President, Philip Morris Canada; Senior Vice President of Marketing, Philip Morris USA, and Executive Vice President, Philip Morris International. Mr. Dangoor serves as a director of Lifetime Brands, Inc., ICP Solar Technologies, Inc.; Chairman of the Board of Directors of BioGaia AB; and a member of the Advisory Board of the Denihan Hospitality Group. As a result of these and other professional experiences, Mr. Dangoor has particular knowledge and extensive experience in marketing, finance and strategic planning in the tobacco industry.

Kit D. Dietz became a Director of Lorillard on June 10, 2008. Mr. Dietz is the principal of Dietz Consulting LLC, a consulting firm founded in 2004 to provide consulting services for the convenience industry in the United States and Canada. In 2003, Mr. Dietz was a Senior Vice President with Willard Bishop Consulting LTD, which provides consulting services to companies in the food industry, including consumer packaged goods companies. In addition, Mr. Dietz has served on the Board of Directors of the American Wholesale Marketer’s Association, an international trade organization working on behalf of convenience distributors in the United States, and was the Chairman of its Industry Education Committee. Mr. Dietz continues to provide consulting services to the American Wholesale Marketer’s Association and leading consumer packaged goods manufacturers to enhance their market strategies and efficiencies in the convenience channel. As a result of these and other professional experiences, Mr. Dietz has particular knowledge of and extensive experience with supply chain and strategic consulting in the tobacco industry and its distribution channels.

Richard W. Roedel became a Director of Lorillard on June 10, 2008 and was elected Lead Independent Director on February 25, 2010. Mr. Roedel is currently a director and chairman of the audit committee for Sealy Corporation, Brightpoint, Inc. and Broadview Networks, Inc. He is also a director and audit committee member for IHS, Inc. and Luna Innovations Incorporated as well as the non-executive chairman of Luna. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, the United States member firm of BDO International, as an Audit Partner, being promoted in 1990 to Managing Partner in Chicago, and then to Managing Partner in New York in 1994, and finally in 1999 to Chairman and Chief Executive. Mr. Roedel joined the Board of Directors of Take-Two Interactive Software, Inc., a publisher of video games, in November 2002 and served in various capacities with that company through June 2005 including Chairman and Chief Executive Officer. Mr. Roedel is a director of the Association of Audit Committee Members, Inc., a non-profit association of audit committee members dedicated to strengthening the audit committee by developing best practices. Mr. Roedel is a certified public accountant. As a result of these and other professional experiences, Mr. Roedel has particular knowledge of and extensive experience in finance, accounting and risk management and in public company board and committee practices.

Nigel Travis became a Director of Lorillard on July 8, 2008. Mr. Travis is the Chief Executive Officer of Dunkin Brands, Inc., a position he has held since January 2009. Mr. Travis had been President and Chief Executive Officer of Papa John’s International, the world’s third largest pizza company since 2005, where he was responsible for running the company’s operations across 20 countries. Prior to this he was President and Chief Operating Officer of Blockbuster Inc. where he worked for ten years. He has also worked at Burger King Corporation as Managing Director of Europe, Middle East and Africa and held positions at Grand Metropolitan, Esso Petroleum, Kraft Foods and Rolls Royce. Mr. Travis served as a director for The Bombay Company from 2000 to 2008 and Papa Johns International, Inc. from 2005 to 2008. As a result of these and other professional experiences, Mr. Travis has particular knowledge of and extensive experience in senior management of manufacturing and consumer product businesses, including extensive leadership, human resources, operations and strategic planning experience.

Independence of the Board of Directors

Under the rules of the NYSE, our Board of Directors is required to affirmatively determine which directors are independent and to disclose such determination in the 2009 Annual Report and in the proxy statement for each annual meeting of shareholders going forward. On February 25, 2010, our Board of Directors reviewed each director’s relationships with us in conjunction with our Independence Standards for Directors (the “Independence Standards”) and Section 303A of the NYSE’s Listed Company Manual (the “NYSE Listing Standards”). A copy of our Independence Standards is attached to this Proxy Statement as Appendix A and is available on our corporate website at www.lorillard.com under the heading “Investor Relations — Corporate Governance.” A copy of our Independence Standards is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408. At the meeting, the Board affirmatively determined that all non-executive directors — Messrs. Almon, Colbert, Dangoor, Dietz, Roedel and Travis — meet the categorical standards under the Independence Standards and are independent directors under the NYSE Listing Standards. The Board also determined that Messrs. Orlowsky and Taylor, who serve as executive officers of the Company, are not independent directors. Accordingly, a majority of the members of our Board of Directors are independent as required by our Corporate Governance Guidelines.

PROPOSAL NO. 1 — ELECTION OF CLASS II DIRECTORS

The Board of Directors has nominated Messrs. Virgis W. Colbert, Richard W. Roedel, and David H. Taylor to be elected at the Annual Meeting to serve as Class II Directors for a three-year term ending at the annual meeting of shareholders for 2013 and until their successors are duly elected and qualified. Each of the nominees are currently incumbent directors of the Company. The terms of the remaining Class I Directors and Class III Directors expire at the annual meeting of shareholders for 2012 and 2011, respectively.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Annual Meeting, any nominee should become unavailable to serve, the shares of our Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card, by telephone or electronically through the Internet) will be voted for such other person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with our amended and restated certificate of incorporation and amended and restated by-laws.

Vote Required

Directors shall be elected by the affirmative vote of a plurality of the shares of our Common Stock cast at the Annual Meeting, in person or by proxy, and entitled to vote in the election of directors, provided that a quorum is present. Pursuant to applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A CLASS II DIRECTOR. UNLESS MARKED TO THE CONTRARY, SIGNED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE THREE NOMINEES LISTED ABOVE.

COMMITTEES OF THE BOARD

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee consisting of directors who have been affirmatively determined to be “independent” as defined in the NYSE Listing Standards. Each of these committees operates pursuant to a written charter approved by the Board of Directors and available on our corporate website at www.lorillard.com under the heading “Investor Relations — Corporate Governance.” A copy of each committee charter is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408.

Audit Committee

The Audit Committee assists our Board of Directors in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit staff and our independent registered public accounting firm. In addition, the Audit Committee is responsible for oversight of our system of internal control over financial reporting and our enterprise risk management and has sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee is a separately-designated standing audit committee established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee is comprised of Messrs. Roedel (Chair), Almon and Dangoor. Each member of the Audit Committee is required to have the ability to read and understand fundamental financial statements. The Audit Committee is also required to have at least one member that qualifies as an “audit committee financial expert” as defined by the rules of the SEC. Our Board of Directors has determined that Mr. Roedel qualifies as an audit committee financial expert and that his simultaneous service on the audit committees of five public companies, in addition to us, does not impair his ability to effectively serve on our Audit Committee. Each member of the Audit Committee is an independent director. During 2009, the Audit Committee met nine times.

Compensation Committee

The Compensation Committee is responsible for annually reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluating his or her performance in light of these goals; determining the compensation of our executive officers and other appropriate officers; reviewing and reporting to the Board of Directors on compensation of directors and board committee chairs; and administering our incentive and equity-based compensation plans. See “Executive Compensation” for additional information regarding the process for the determination and consideration of executive compensation, including the involvement of management and compensation consultants. The Compensation Committee is comprised of Messrs. Colbert (Chair), Almon, Dietz and Travis. Each member of the Compensation Committee is an independent director. During 2009, the Compensation Committee met five times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending nominees for our Board of Directors for each annual meeting (see “Nomination Process and Qualifications for Director Nominees” below); evaluating the composition, organization and governance of our Board of Directors and its committees and developing and recommending corporate governance principles and policies applicable to us. The Committee is comprised of Messrs. Dietz (Chair), Colbert, Dangoor and Roedel. Each member of the Nominating and Corporate Governance Committee is an independent director. During 2009, the Nominating and Corporate Governance Committee met four times.

BOARD AND SHAREHOLDER MEETINGS

During 2009, our Board of Directors held eight meetings and acted by unanimous written consent on two occasions. In addition, the standing committees of the Board of Directors held an aggregate of 18 meetings in that period. In 2009, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees of the Board of Directors on which they served. All directors are expected to attend each regularly scheduled Board of Directors meeting as well as each annual meeting of our shareholders (subject to limited exceptions). All of our directors attended the Company’s Annual Meeting of Shareholders for 2009.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the compensation of our non-executive directors. Members of our Board of Directors who are also our officers or employees do not receive compensation for serving as a director (other than travel-related expenses for Board meetings held outside of our corporate offices). The following table sets forth the annual retainer and stipend compensation for non-executive directors:

Compensation

Annual Non-Executive Director Cash Retainer	$100,000
Annual Non-Executive Director Equity Retainer	100,000
Audit Committee Chair Stipend	20,000
Compensation Committee Chair Stipend	15,000
Nominating and Corporate Governance Committee Chair Stipend	10,000

The annual non-executive director cash retainer set forth in the table above is paid in $25,000 installments in the first week of each calendar quarter. The Audit, Compensation and Nominating and Corporate Governance Committees chair stipends are paid in full with the first quarterly installment of the annual non-executive director cash retainer for the calendar year. The annual non-executive director equity retainer is granted in the form of restricted stock annually on the date of the first regular meeting of the Board of Directors in each calendar year occurring after the public release of financial results for the prior year. The number of shares of restricted stock is determined by dividing the amount of the annual non-executive director equity retainer by the closing price of our Common Stock on the date of grant (rounding up to the nearest whole share). The restricted stock vests in full on the first anniversary of the date of grant if the director continues to serve as a director on such date (or on the earlier of the death or disability of such director). We do not maintain a pension plan, incentive plan or deferred compensation arrangement for non-executive directors. Non-executive directors did not receive any other compensation for 2009.

Director Compensation Table

The following table sets forth the compensation paid to or earned by each non-executive director for 2009:

	Fees
	Earned or	Stock
Non-Executive Director	Paid in Cash(1)	Awards(2)	Total

Robert C. Almon	$100,000	$100,000	$200,000
Virgis W. Colbert	115,000	100,000	215,000
David E.R. Dangoor	100,000	100,000	200,000
Kit D. Dietz	110,000	100,000	210,000
Richard W. Roedel	120,000	100,000	220,000
Nigel Travis	100,000	100,000	200,000

(1)	The fees include four quarterly retainer payments of $25,000 to each non-executive director in 2009. In addition, Messrs. Roedel, Colbert and Dietz received $20,000, $15,000 and $10,000, respectively, representing the annual committee chair stipends for their respective service as chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee during 2009.

(2)	The amount shown reflects the grant date fair value of the restricted stock awarded to be expensed for each non-executive director in 2009, calculated under FASB ASC Topic 718 using the closing price for our Common Stock on the date of grant. Each director received an annual non-executive director equity retainer award of 1,665 shares of restricted stock on March 12, 2009. The closing price of our Common Stock was $60.06 on March 12, 2009. Each restricted stock grant vests in full on the first anniversary of the date of grant if the director continues to serve as a director on such date (or on the earlier of the death or disability of such director). During 2009, the maximum number of shares of restricted stock outstanding was 2,082 shares for Mr. Almon and 2,393 shares for each of Messrs. Colbert, Dangoor, Dietz, Roedel and Travis. Non-executive directors received payment of dividends on the restricted stock awarded for each dividend declared for all shareholders. During 2009, these dividend payments totaled $6,046 for Mr. Almon and $6,201 each for Messrs. Colbert, Dangoor, Dietz, Roedel and Travis.

CORPORATE GOVERNANCE

Executive Sessions of Independent Directors

Executive sessions of independent directors without management present are held regularly by the Board of Directors. In 2009, the independent directors met in executive session without management three times. During 2009, our Board of Directors had a policy for the selection of the presiding director for such executive sessions, which provided that the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each preside at the executive sessions of the non-executive directors of the Board of Directors on a rotating basis. In February 2010, the Board of Directors elected Mr. Roedel to serve as Lead Independent Director and as such, he will preside over the executive sessions of the independent directors in 2010.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in monitoring the effectiveness of policy and decision making, both at the Board of Directors and management levels with a view to enhancing shareholder value over the long term. The Corporate Governance Guidelines outline, among other things, the following:

•	the composition of the Board of Directors, including director qualification standards;

•	the responsibilities of the Board of Directors, including access to management and independent advisors;

•	the process for interested parties to communicate with the Board of Directors;

•	the conduct of Board of Directors and committee meetings;

•	succession planning for our Chief Executive Officer; and

•	the process for evaluating the performance of and compensation for the Board of Directors and the Chief Executive Officer.

Our Corporate Governance Guidelines are available on our corporate website at www.lorillard.com under the heading “Investor Relations — Corporate Governance.” A copy of our Corporate Governance Guidelines is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408.

Code of Business Conduct and Ethics

We are committed to maintaining high standards for honest and ethical conduct in all of our business dealings and complying with applicable laws, rules and regulations. In furtherance of this commitment, our Board of Directors promotes ethical behavior and has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that is applicable to all of our employees, including our Directors and officers. The Code of Conduct provides, among other things:

•	guidelines with respect to ethical handling of possible conflicts of interest, corporate opportunities and protection of corporate assets;

•	standards for dealing with customers, suppliers, employees and competitors;

•	a requirement to comply with all applicable laws, rules and regulations, including but not limited to insider trading prohibitions;

•	standards for promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us;

•	reporting procedures promoting prompt internal communication of any suspected violations of the Code of Conduct to the appropriate person or persons; and

•	disciplinary measures for violations of the Code of Conduct.

The Code of Conduct is available on our corporate website at www.lorillard.com under the heading “Investor Relations — Corporate Governance.” We will post any amendments to the Code of Conduct, or waivers of the provisions thereof, to our corporate website under the heading “Investor Relations — Corporate Governance.” A copy of the Code of Conduct is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408.

Nomination Process and Qualifications for Director Nominees

The Board of Directors has established certain procedures and criteria for the selection of nominees for election as a member of our Board of Directors. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for screening candidates, for developing and recommending to the Board criteria for nominees and for recommending to the Board a slate of nominees for election to the Board at the annual meeting of shareholders. In recommending candidates, the committee may consider criteria it deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations, the interplay of the candidate’s experience with the experience of the other directors and the extent to which the candidate would be a desirable addition to the Board of Directors. The Company does not have a formal policy with regard to diversity although the Board and the Nominating and Corporate Governance Committee believe that it is essential that members of the Board represent a diversity of backgrounds, experience and viewpoints. In considering a candidate for nomination to the Board, the Nominating and Corporate Governance Committee considers the sum of his or her qualifications in the context of the foregoing criteria.

Our amended and restated by-laws provide the procedure for shareholders to make director nominations either at any annual meeting of shareholders or at any special meeting of shareholders called for the purpose of electing directors. A shareholder who is both a shareholder of record on the date of notice as provided for in our amended and restated by-laws and on the record date for the determination of shareholders entitled to vote at such meeting and gives timely notice can nominate persons for election to our Board of Directors either at an annual meeting of shareholders or at any special meeting of shareholders called for the purpose of electing directors. The Nominating and Corporate Governance Committee considers all nominee candidates in its screening process. To be timely, the notice must be delivered to or mailed and received by the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408:

•	in the case of an annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be so delivered not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs, and

•	in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, the shareholder’s notice to our Corporate Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the shareholder giving the notice:

•	the name and record address of the shareholder;

•	the class or series and number of shares of our capital stock which are owned beneficially or of record by the shareholder;

•	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice; and

•	any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

In addition, the notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

Communication with Non-Executive Directors

In accordance with our Corporate Governance Guidelines, interested parties, including shareholders, may communicate with the Board of Directors, the non-executive directors as a group or any individual director by forwarding such communication to the attention of the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408. The Corporate Secretary shall forward all interested party communications to the appropriate members of the Board.

Board Leadership Structure

The Board believes that independent oversight of management is an important component of an effective board of directors. The Board has determined that the most effective Board leadership structure for the Company at the present time is for the Chief Executive Officer to serve as Chairman of the Board. Mr. Orlowsky has served as the Company’s Chairman and Chief Executive Officer since 2001 and is the director most familiar with the Company’s business and industry as well as its strategic priorities. The Board believes that Mr. Orlowsky is best situated to serve as Chairman of the Board given his background and experience and the combined role promotes clear accountability, effective decision making and efficient communication and execution of corporate strategy. The Board retains the authority to modify this structure to best address the Company’s unique circumstances and the best interests of all shareholders, as necessary and appropriate.

The Board believes that its existing corporate governance policies and practices provide independent oversight and accountability of management. The Company’s Corporate Governance Guidelines and Committee charters provide for a number of processes and practices, including the appointment of a Lead Independent Director, executive sessions of the independent directors without management at each regular Board meeting; a supermajority of independent directors exceeding the NYSE listing requirements; and an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee comprised exclusively of independent directors.

Lead Independent Director

The independent directors of the Board elected Mr. Roedel to serve as Lead Independent Director on February 25, 2010. The Lead Independent Director serves as the liaison between the Chairman of the Board of Directors and the independent directors; presides over all executive sessions of the independent directors; in the absence of the Chairman, serves as chairman at the meetings of the Board of Directors; establishes the agenda for the executive sessions of the independent directors; with the Chairman of the Board of Directors and the Corporate Secretary, establishes the agenda for regular Board meetings; coordinates with the committee chairs regarding committee agenda and information requirements; presides over any portions of meetings of the Board of Directors at which (i) the evaluation or compensation of the Chief Executive Officer is presented or discussed or (ii) the performance of the Board of Directors is presented or discussed; coordinates the activities of the other independent directors; and performs such other duties as may be established or delegated by the Chairman of the Board of Directors.

Board’s Role in Risk Oversight

The Board of Directors as a whole and through its Committees oversees the Company’s risk management. The Company has an enterprise risk management program through which material enterprise risks are identified and prioritized by management and presented to the Board and/or one of its Committees. The enterprise risk management program is reviewed by both the Audit Committee and Board of Directors on an annual basis. In addition, members of senior management regularly report to the Board on areas of material risk to the Company. The Board regularly reviews information regarding the Company’s strategy, finances, operations, legal and regulatory developments, research and development, liquidity and competitive environment as well as the risks associated therewith. The Audit Committee oversees the management of risks related to financial reporting and monitors the annual internal audit risk assessment, which identifies and prioritizes risks related to the Company’s internal controls in order to develop internal audit plans for future fiscal years. The Nominating and Corporate Governance Committee oversees the management of risks associated with the independence of the Board of Directors and potential conflicts of interest. The Compensation Committee oversees the management of risks relating to the Company’s compensation plans and arrangements, including those for its Named Executive Officers. In February 2010, the Compensation Committee, with the assistance of the Committee’s Compensation Consultant, reviewed the Company’s compensation policies and practices for all employees, including the Named Executive Officers, and does not believe that the Company’s compensation programs create risks that would be reasonably likely to have a material adverse effect on the Company. Each Committee provides periodic reports to the Board of Directors regarding their areas of responsibility and oversight.

Succession Planning

In November 2009, the Board of Directors announced that it would be implementing a succession review process in anticipation of the possible retirement of Mr. Orlowsky upon the December 31, 2010 expiration of his employment agreement. In order to ensure an orderly succession planning process and to evaluate all relevant options, the Board formed a search committee in 2009.

EXECUTIVE OFFICERS

Our executive officers are set forth in the table below. All executive officers are appointed by and serve at the pleasure of the Board of Directors. Messrs. Orlowsky, Taylor, Spell, Milstein and Hennighausen together are referred to as the “Named Executive Officers.”

Name	Age	Position(s)

Martin L. Orlowsky	68	Chairman, President and Chief Executive Officer
David H. Taylor	54	Executive Vice President, Finance and Planning and Chief Financial Officer
Randy B. Spell	58	Executive Vice President, Marketing and Sales
Ronald S. Milstein	53	Senior Vice President, Legal and External Affairs, General Counsel and Secretary
Charles E. Hennighausen	55	Executive Vice President, Production Operations

Randy B. Spell is the Executive Vice President, Marketing and Sales of Lorillard and has served in the same position with Lorillard since 1999. Previously, Mr. Spell served as Senior Vice President, Sales for four years and prior to that, as Vice President, Sales for one year. Mr. Spell has been with Lorillard since 1977.

Ronald S. Milstein is the Senior Vice President, Legal and External Affairs, General Counsel and Secretary of Lorillard and has served in the same executive positions with Lorillard since 2005. Previously, Mr. Milstein served as Vice President, General Counsel, and Secretary for seven years. Mr. Milstein has been with Lorillard since 1996.

Charles E. Hennighausen is the Executive Vice President, Production Operations of Lorillard. Mr. Hennighausen has served in this position since he joined Lorillard in 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our outstanding Common Stock, as of March 30, 2010, by those persons who are known to us to be beneficial owners of 5% or more of our Common Stock, by each of our Directors and Named Executive Officers and by our Directors and Executive Officers as a group.

	Shares	Percent of
	Beneficially	Common Stock
Name	Owned(1)	Outstanding(2)

Principal Shareholders:
BlackRock Inc.(3)	17,957,160	11.7%
40 East 52nd Street New York, NY 10022
Bank of America Corporation(4)	11,830,560	7.7%
100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255
Directors and Named Executive Officers:
Martin L. Orlowsky(5)	208,694	*
David H. Taylor(6)	44,532	*
Randy B. Spell(7)	67,146	*
Ronald S. Milstein(8)	50,209	*
Charles E. Hennighausen(9)	52,344	*
Robert C. Almon(10)	3,424	*
Virgis W. Colbert(11)	3,735	*
David E.R. Dangoor(11)	3,735	*
Kit D. Dietz(11)	3,735	*
Richard W. Roedel(11)	3,735	*
Nigel Travis(11)	3,735	*
All Directors and Executive Officers as a Group (11 persons)	445,024	*

*	Represents less than one percent.

(1)	Based upon information furnished to us by the respective shareholders or contained in filings made with the SEC. For purposes of this table, if a person has or shares voting or investment power with respect to any of our Common Stock, then such common stock is considered beneficially owned by that person under the SEC rules. Shares of our Common Stock beneficially owned include direct and indirect ownership of shares, restricted stock and stock options and stock appreciation rights which are vested or are expected to vest within 60 days of March 30, 2010. Unless otherwise indicated in the table, the address of all listed shareholders is c/o Lorillard, Inc., 714 Green Valley Road, Greensboro, North Carolina 27408.

(2)	Based upon 153,876,833 shares of our Common Stock outstanding as of March 30, 2010. Shares which vest or are expected to vest within 60 days of March 30, 2010 are deemed outstanding for the purpose of computing the percentage ownership for the named shareholder, director and executive officer.

(3)	Reflects beneficial ownership of shares of our Common Stock as reported in a Schedule 13G filed with the SEC by BlackRock Inc. on behalf of itself and its affiliates on January 8, 2010.

(4)	Reflects beneficial ownership of shares of our Common Stock as reported in a Schedule 13G filed with the SEC by Bank of America Corporation on behalf of itself and its affiliates on February 3, 2010.

(5)	Represents 6,564 shares of our Common Stock directly held by Mr. Orlowsky, 74,172 shares of restricted stock and exercisable options and/or stock appreciation rights to purchase 127,958 shares of our Common Stock.

(6)	Represents 18,544 shares of restricted stock held by Mr. Taylor and exercisable options and/or stock appreciation rights to purchase 25,988 shares of our Common Stock.

(7)	Represents 1,500 shares of our Common Stock directly held by Mr. Spell, 13,908 shares of restricted stock and exercisable options and/or stock appreciation rights to purchase 51,738 shares of our Common Stock.

(8)	Represents 809 shares of our Common Stock directly held by Mr. Milstein, 13,908 shares of restricted stock and exercisable options and/or stock appreciation rights to purchase 35,492 shares of our Common Stock.

(9)	Represents 12,054 shares of restricted stock held by Mr. Hennighausen and exercisable options and/or stock appreciation rights to purchase 40,290 shares of our Common Stock.

(10)	Represents 2,082 shares of our Common Stock directly held and 1,342 shares of restricted stock.

(11)	Represents 2,393 shares of our Common Stock directly held and 1,342 shares of restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, Directors and greater than ten percent beneficial owners are required to furnish us with copies of all Forms 3, 4 and 5 they file. Based on our review of the copies of such forms we have received and written representations from such reporting persons, we believe that all of our executive officers and directors complied with all filing requirements applicable to them with respect to transactions during 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In evaluating our compensation programs, the Compensation Committee considered the performance of the Company and each Named Executive Officer in light of the current economic conditions and the performance of the Company’s primary competitors. Notwithstanding an extremely challenging year for the domestic tobacco industry in 2009, the Company successfully executed its strategy of driving profitable Newport market share growth. The overall domestic industry had an estimated wholesale shipment decline of 8.6% driven by a combination of an historic $0.62 per pack increase in the federal excise tax on cigarettes and state excise tax increases during an economic recession. By comparison, the Company’s domestic wholesale shipments declined by only 3.9% in 2009 and Newport’s market share increased by 0.17 share points to 9.83% compared to 2008. In 2009, the Company had net sales (excluding excise taxes) of $3.69 billion, a 5.6% increase over 2008; operating income of $1.541 billion, an 8.9% increase over 2008; and earnings per diluted share of $5.76, an 11.8% increase over 2008.

In 2009, the Compensation Committee also undertook a review of the design of our annual and long-term incentive plans in order to increase the link between pay and performance while maintaining a degree of consistency in our compensation programs. The Compensation Committee adopted changes to the 2010 Annual Incentive Plan that provide for threshold and maximum target payouts based on the achievement of Company performance metrics better aligned with our strategy of profitable Newport market share growth. In addition, the Compensation Committee changed the mix of equity award types for the 2010 Stock Awards from stock appreciation rights and service based restricted stock to a combination of stock options, performance based restricted stock and service based restricted stock to enhance the performance incentive for the Named Executive Officers while maintaining the retention incentives with three year cliff vesting. Also, based on the evaluation and recommendation of the Compensation Committee, the Board of Directors adopted stock ownership guidelines for the directors and senior executive officers of the Company. Finally, upon the recommendations of management, the Compensation Committee made no adjustments to the base salaries or target payout levels for the annual and long-term incentive plans for the Named Executive Officers for 2010.

Compensation Committee Oversight of Executive Compensation

The Compensation Committee of the Board of Directors is comprised of four independent, non-executive directors — Messrs. Colbert (Chair), Almon, Dietz and Travis — and is responsible for overseeing our executive compensation policies, including evaluating and approving the compensation of the Named Executive Officers as listed in the Summary Compensation Table below. The Board of Directors has adopted a Compensation Committee Charter that sets forth the purpose, composition, authority and responsibilities of the Compensation Committee. The Compensation Committee reviews and determines the base salary, annual and long-term incentive awards, equity awards and other compensation for each Named Executive Officer, including our Chief Executive Officer, and reviews our executive compensation policies, including risks relating to our compensation plans and arrangements. The Compensation Committee also has the authority to engage and retain executive compensation consultants to assist with such evaluations.

Executive Compensation Consultants

During 2009, the Compensation Committee retained Towers Perrin, a nationally recognized executive compensation consulting firm, now known as Towers Watson following its merger with Watson Wyatt in January 2010 (“Towers Perrin” or the “Committee’s Compensation Consultant”) to assist with the evaluation of our executive compensation program. Towers Perrin analyzed and provided comparative executive compensation data and compensation program proposals to assist in evaluating and setting the compensation of the Named Executive Officers and the overall structure of our executive compensation policies. Towers Perrin also provided certain benefit plan services to the Company during 2009. The Compensation Committee reviewed the nature of the services provided and the fees paid and does not believe that these other services impaired Towers Perrin’s ability to provide the Compensation Committee with an independent perspective on executive compensation. See “Executive Compensation Consultant Fees and Services” below for additional information regarding services provided by and fees paid to Towers Perrin in 2009.

The Compensation Committee and management discussed the engagement of an executive compensation consultant to assist management with compensation plan design proposals in order to permit the Committee’s Compensation Consultant to advise the Compensation Committee exclusively. In February 2009, management engaged Mercer (US) Inc. (“Mercer”), a nationally recognized executive compensation consulting firm, to provide management with advice regarding benchmarking of executive compensation programs, annual incentive and long-term incentive compensation programs, plan design updates and stock ownership guidelines.

Role of Management in Executive Compensation Decisions

Generally, our Chief Executive Officer makes recommendations to the Compensation Committee relating to the compensation of the other Named Executive Officers. In addition, our Chief Executive Officer and Vice President of Human Resources provide input and make proposals regarding the design, operation, objectives and values of the various components of compensation in order to provide appropriate performance and retention incentives for key employees. These proposals may be initiated by the Chief Executive Officer or upon the request of the Compensation Committee and may reflect the advice and counsel of Towers Perrin and Mercer.

Benchmarking

Our executive compensation program uses competitive peer group and survey information to assist in determining base salary, annual incentive compensation and stock-based award guidelines. The Compensation Committee considered this information on market practices, which was compiled by the Committee’s Compensation Consultant, along with factors such as internal equity, individual performance, promotion potential and retention risk in determining total direct compensation for our Named Executive Officers. The Committee periodically benchmarks our executive compensation against the compensation paid to executives at (i) a group of peer companies consisting of 22 food, beverage and tobacco companies (the “Peer Group”) and (ii) survey data for the food, beverage and tobacco industry (the “Survey Data”). The companies comprising the Peer Group are listed below.

• Altria Group, Inc.	• H.J. Heinz Company
• Brown Forman Corp.	• Hormel Foods Corp.
• Campbell Soup Company	• J.M. Smuckers Co.
• Chiquita Brands International, Inc.	• Kellogg Company
• The Coca-Cola Company	• Kraft Foods, Inc.
• Coca-Cola Enterprises Inc.	• Molson Coors Brewing Co.
• ConAgra Foods, Inc.	• PepsiAmericas, Inc.
• Constellation Brands, Inc.	• PepsiCo, Inc.
• Dean Foods Co.	• Reynolds American, Inc.
• General Mills, Inc.	• Sara Lee Corp
• The Hershey Company	• Universal Corp.

Following the Company’s separation from Loews Corporation in June 2008 (the “Separation”), the Compensation Committee reviewed the Peer Group and Survey Data with the Committee’s Compensation Consultant and determined that it was appropriate. The Compensation Committee periodically evaluates the appropriateness of the size and composition of the Peer Group and Survey Data with the assistance of the Committee’s Compensation Consultant. The Committee’s Compensation Consultant provided executive pay practices information for the Peer Group and Survey Data in order to assist in the compensation evaluation. The Compensation Committee evaluated the base salary, annual incentive awards and stock-based awards and actual and target total compensation levels for the Peer Group and Survey Data for comparison with those of our Named Executive Officers.

Tally Sheets

In addition to considering compensation levels for the Peer Group and Survey Data, the Compensation Committee also considers information contained in total compensation tally sheets for each Named Executive Officer. The tally sheets summarize each component of compensation, including base salary, target annual incentive plan payout, vested and unvested long-term incentive plan awards, retirement benefits, health and welfare benefits, perquisites and potential payments in the event of termination of employment under various scenarios. The Compensation Committee uses the tally sheets to evaluate accumulated equity value and total compensation opportunities for each Named Executive Officer.

Executive Compensation Policy and Objectives

The objective of our executive compensation program is to attract and retain highly qualified senior executive officers and provide motivation to ensure a high level of performance in order to maximize shareholder value. To meet this objective, we established a compensation program for senior executive officers that combines base salary, cash incentives, stock-based awards and benefits. In establishing our executive compensation program, the Compensation Committee considered a number of factors, including:

•	the executive compensation programs and market practices of large, non-durable consumer goods companies;

•	Peer Group and Survey Data of executive compensation and other materials;

•	recommendations of external compensation and benefits consultants; and

•	our historical compensation practices.

Our executive compensation program is designed to align executive compensation within the framework of the Company’s strategic objectives and is intended to motivate and reward executives, including the Named Executive Officers, to achieve the Company and individual performance objectives, which are established to further the Company’s short and long term goals. The Compensation Committee is responsible for reviewing and approving the compensation for our Named Executive Officers and stock equity awards for all eligible employees. The

Compensation Committee does not rely upon a fixed formula or specific numerical criteria in determining each Named Executive Officer’s total compensation or the allocation of compensation among the various components of compensation described below. Moreover, we do not have a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation. Rather, the Compensation Committee exercises its business judgment in determining total compensation based upon the following criteria:

•	our long-term strategic objectives, financial and other performance criteria and individual performance goals;

•	the competitive compensation levels for executive officers at companies in similar businesses and/or of similar size;

•	the overall economic environment and industry conditions;

•	unique circumstances impacting the industry, the Company and our executive officers; and

•	the advice of the Committee’s Compensation Consultant.

Based upon its analysis of these criteria, the Compensation Committee determines each component of executive compensation — base salary, annual incentive awards and stock-based awards — for the Named Executive Officers, taking into consideration internal equity, individual performance, promotion potential, retention risk and other factors. Given the negative public opinion regarding the tobacco industry and consequent difficulty in attracting qualified and talented executives, we believe that it is in the best interests of the Company and our shareholders generally to target total direct compensation at the 75th percentile of market practice for our Peer Group and Survey Data in order to attract and retain talented executives. This target may be adjusted based upon the specific responsibilities, experience and performance of each Named Executive Officer as well as other factors in the Compensation Committee’s discretion.

Components of Executive Compensation

The principal components of compensation for our Named Executive Officers in the last fiscal year were:

•	base salary;

•	annual incentive awards;

•	stock-based awards; and

•	retirement, severance and other benefits.

Base Salary.  We pay base salaries in order to attract and retain leadership talent and to provide a competitive basis of compensation that recognizes the executive’s skills and experience relative to his or her responsibilities in the position. During 2009, the Peer Group and Survey Data were used to construct base salary ranges for all salaried employees, including the Named Executive Officers. The minimum and maximum of each range were set at 75% and 125% of the range midpoint, respectively. This standard grade range spread of 50 percentage points provided a market relevant base salary range for similar company positions with salary growth potential. Individual base pay may deviate from the range midpoint due to specific individual factors applicable to each executive, such as seniority, individual performance, experience level, scope of responsibility, or a unique combination of functional responsibilities.

The base salaries for the Named Executive Officers were primarily based upon a review of the following considerations:

•	comparative data provided by external data sources publicly available or received from nationally recognized executive compensation management and consulting firms;

•	individual performance of the executive; and

•	a review and analysis of the executive’s compensation, both on an absolute level and relative to other executive officers of the Company based on his or her responsibilities and strategic corporate achievement.

2009 Salary Adjustments.  Beginning in 2009, the base salary for the Named Executive Officers was reviewed, and any adjustments thereto made, on an annual common date in order to facilitate the administration of salaries and align incentive plan decisions with the base salary review process. In determining base salary adjustments for 2009 for the Named Executive Officers other than the Chief Executive Officer, the Compensation Committee considered the performance and contributions of each Named Executive Officer, the financial performance of the Company, the recommendations of the Chief Executive Officer and the competitiveness of the individual’s pay relative to compensation data for executives in comparable positions in the Peer Group and Survey Data provided by the Committee’s Compensation Consultant. Based on these considerations, the Compensation Committee determined that base salaries for the Named Executive Officers, except the Chief Executive Officer, be adjusted, as of January 5, 2009, based on their individual performance rating and the amount of time elapsed since their last salary review date (and in Mr. Taylor’s case, his hire date). For 2009, Mr. Orlowsky’s base salary was reduced from $2,200,000 to $1,200,000, pursuant to a 2008 amendment to his Employment Agreement which shifted the distribution of his total cash compensation from base salary to performance based incentive compensation. See “Chief Executive Officer Compensation” below for more information regarding Mr. Orlowsky’s compensation. The table below sets forth the 2009 base salaries for each Named Executive Officer as of January 5, 2009.

		Base
		Salary as of
		January 5,
Name	Title	2009

Martin L. Orlowsky	Chairman, President and Chief Executive Officer	$1,200,000
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	869,409
Randy B. Spell	Executive Vice President, Marketing and Sales	661,535
Ronald S. Milstein	Senior Vice President, Legal and External Affairs, General Counsel and Secretary	636,881
Charles E. Hennighausen	Executive Vice President, Production Operations	629,014

2010 Salary Adjustments.  During 2009, base salaries for each of the Named Executive Officers were reviewed by the Compensation Committee, which considered the recent salary adjustments in 2009, the potential for earning additional performance based compensation under the redesigned incentive compensation plan structure and the base salaries of the Named Executive Officers relative to those of the Peer Group. Upon the recommendation of management, the Committee made no adjustments to the base salaries of the Named Executive Officers for 2010.

Annual Incentive Awards.  Our annual incentive plan (“AIP”) ensures that a significant portion of each Named Executive Officer’s annual compensation is at risk and dependent upon our overall performance and individual performance criteria intended to align the executive’s interests with shareholder interests. The Compensation Committee is responsible for administering all annual incentive plans pursuant to the terms of the 2008 Incentive Compensation Plan (the “2008 Plan”), which was approved by our shareholders in May 2009. The 2008 Plan provides for cash-based performance awards intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”), subject to certain adjustments for extraordinary items in the discretion of the Compensation Committee. Pursuant to the terms of the 2008 Plan, the Compensation Committee may establish one or more of the following business criteria as performance targets based on the performance of the participant, the Company and/or one of its subsidiaries: revenue; economic value added; net income; operating income; unit volume; return on stockholders’ equity; return on sales; stock price; earnings per share; growth in earnings per share; earnings before interest, taxes, depreciation and amortization; cash flow; sales growth; margin improvement; income before taxes; income before taxes margin; return on investment; return on capital; return on assets; values of assets; market share; market penetration goals; personal performance goals; business development goals (including without limitation regulatory submissions, product launches and other business development-related opportunities); regulatory compliance goals; customer retention goals; customer satisfaction goals; goals relating to acquisitions or divestitures; gross or operating margins; operating efficiency; working capital performance; expense targets and/or productivity targets or ratios. Individual payouts may not exceed $10,000,000 in any plan year pursuant to the terms of the 2008 Plan.

2009 Annual Incentive Plan.  During 2008, the Compensation Committee, in consultation with the Committee’s Compensation Consultant, reviewed and considered the structure, targets, and terms of the annual incentive plan for 2009 (the “2009 AIP”). The 2009 AIP was designed to provide annual incentive compensation that qualified as performance based compensation pursuant to Section 162(m) of the Code. In establishing the 2009 payout targets for the Named Executive Officers, the Compensation Committee targeted the 75th percentile of market practice for total cash compensation (comprising base salary and annual incentive compensation) for executives in comparable positions at companies in the Peer Group and Survey Data. The Compensation Committee established incentive plan funding equal to 0.75% of our net income for 2009 for each Named Executive Officer, subject to the negative discretion of the Compensation Committee based on, among other things, the Company’s performance in three categories — Newport’s performance in the menthol segment expressed in terms of market share; total domestic relative market share performance as compared with our primary competitors; and our wholesale unit shipments rate of change compared with our primary competitors. Formal goals for these metrics were not established prior to the plan year, but the Company’s performance was evaluated after year end against its performance objectives relative to the performance of its primary competitors. In addition, the Compensation Committee established individual performance factors for each Named Executive Officer, which were specific to their area of responsibility and aligned with the Company’s short-term and long-term strategies. Each executive’s performance against his or her individual goals was considered in the Compensation Committee’s exercise of negative discretion. The Compensation Committee increased target payout levels for 2009 for each Named Executive Officer under the AIP in order to place more emphasis on variable, performance based pay and to improve the competitiveness of the compensation opportunity for each Named Executive Officer.

In March 2010, the Compensation Committee evaluated the Company’s performance for purposes of determining incentive payouts for the 2009 AIP for the Named Executive Officers using the following metrics for 2009:

•	Newport’s retail market share in the menthol segment;

•	Change in domestic wholesale market share compared to our primary competitors; and

•	Domestic wholesale unit shipments rate of change compared to our primary competitors.

The Compensation Committee also considered the Company’s performance on other metrics, including revenue growth and net income as well as the performance of the Named Executive Officers against their individual performance factors. The Company considers R. J. Reynolds Tobacco Company (“Reynolds”), a subsidiary of Reynolds American Inc., and Philip Morris USA Inc. (“Philip Morris”), a subsidiary of Altria Group, Inc., as its primary competitors. The Compensation Committee concluded that the Company significantly outperformed its primary competitors in 2009 on the three key incentive metrics for the 2009 AIP as shown in the table below.

Newport’s Retail Market		2009 Domestic Wholesale		Domestic Wholesale Unit
Share in the Menthol Segment		Market Share Change		Shipments Rate of Change for 2009

2009	35.05 share	Lorillard:	0.55 share growth	Lorillard:	3.9% decline
2008	34.55 share	Philip Morris:	1.96 share decline	Philip Morris:	12.2% decline
		Reynolds:	0.05 share decline	Reynolds:	8.7% decline

In addition, the Compensation Committee also considered the performance metrics under the 2010 AIP design, including adjusted operating income and Newport market share for 2009, as a further guideline in determining payout levels for the 2009 AIP. Applying the 2010 AIP formula to the Company’s 2009 results, the Committee determined that the Company’s adjusted operating income and Newport retail market share for 2009 exceeded the Company’s approved 2009 budget and Newport retail market share for 2008, respectively, which would result in a payout of 70% above target. See “2010 Annual Incentive Plan” below for additional information regarding the 2010 AIP design.

In evaluating the individual performance factors established for each Named Executive Officer, the Compensation Committee considered the recommendations of the Chief Executive Officer and evaluated each Named Executive Officer’s performance relative to his or her individual performance factors as described below. Mr. Taylor’s individual performance factors addressed an evaluation of the Company’s capital structure and long-term leverage target, including oversight of the Company’s share repurchase activities, establishment of a strategic bank group and completion of the Company’s first debt offering in the bond market as a independent, public company. Mr. Spell’s individual performance factors addressed an assessment of the Food and Drug Administration (“FDA”) restrictions on marketing and advertising cigarettes and development of a transition plan to comply with the new requirements, evaluation of certain promotion strategies and product extensions, and implementation of a sales force consolidation program during 2009. Mr. Milstein’s individual performance factors addressed a review of the Company’s corporate governance policies and procedures after its first year as an independent, public company, including the implementation of a delegation of authority matrix, and evaluation of the Company’s current litigation defense strategy with regard to various product liability cases to which the Company is a party. Mr. Hennighausen’s individual performance factors addressed the installation of new processing equipment and development of standards to qualify for ISO 9001 certification, supervision of the modification of certain cigarette processing equipment to significantly reduce maintenance and improve serviceability, and conversion of all cigarette production to low ignition propensity design. The Compensation Committee determined that each of the Named Executive Officers achieved their individual performance factors for 2009.

Our Chief Executive Officer’s incentive compensation under the 2009 AIP was based exclusively on the Company’s performance metrics, subject to the Compensation Committee’s negative discretion based on other performance factors. The Compensation Committee evaluated the Chief Executive Officer’s performance, with the assistance of the Committee’s Compensation Consultant, and determined that Mr. Orlowsky had exceptional performance in 2009, achieving profitable growth of Newport market share in accordance with the Company’s strategy.

Based on these factors, the Compensation Committee determined that the Company had exceeded the performance target set forth in the 2009 AIP by 70% relative to the payout range (representing 80% of the target payout) and that each Named Executive Officer had achieved his or her individual performance factors for 2009 (representing 20% of the target payout). Accordingly, the Compensation Committee awarded 2009 AIP payouts equal to 156% of the payout target for Messrs. Orlowsky, Taylor, Spell, Milstein and Hennighausen. The target payout and actual payouts under the 2009 AIP for each of the Named Executive Officers are set forth below, and actual payouts are included in the “Non-Equity Incentive Compensation” column in the Summary Compensation Table.

		2009 AIP	2009 AIP
Name	Title	Target Payout	Actual Payout

Martin L. Orlowsky	Chairman, President and Chief Executive Officer	$2,500,000	$3,900,000
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	800,000	1,248,000
Randy B. Spell	Executive Vice President, Marketing and Sales	550,000	858,000
Ronald S. Milstein	Senior Vice President, Legal and External Affairs, General Counsel and Secretary	550,000	858,000
Charles E. Hennighausen	Executive Vice President, Production Operations	450,000	702,000

2010 Annual Incentive Plan.  During 2009, the Compensation Committee, in consultation with the Committee’s Compensation Consultant, reviewed and considered the performance targets and terms of the annual incentive plan for 2010 (the “2010 AIP”). The 2010 AIP was developed by management in consultation with Mercer pursuant to the parameters discussed with the Compensation Committee and Towers Perrin. The 2010 AIP provides a threshold and maximum payout range of 0 to 1.8 times the target payout; performance metric weighting of 80% for Company performance with potential payout of 0 to 2.0 times the target payout (based on a range of 5% above or below the adjusted operating income target and 0.5 share points above or below the Newport market share target) and 20% for individual performance with potential payout of 0 to 1.0 times the target payout; and the Company’s performance metrics such as adjusted operating income and Newport market share to further align the 2010 AIP with the Company’s strategy of growing Newport market share profitably. Adjusted operating income excludes from the Company’s reported operating income state settlement agreement payments, tobacco grower payments and FDA user fees, each of which is subject to factors outside of the Company’s control. The Compensation Committee established 2010 AIP funding equal to 0.75% of our net income for 2010 for each Named Executive Officer, subject to the negative discretion of the Compensation Committee based on, among other things, the Company’s performance metrics and the individual performance metrics during 2010.

In February 2010, the Compensation Committee approved the 2010 AIP and established the adjusted operating income and Newport market share targets under the 2010 AIP and individual targets for each Named Executive Officer, which are specific to their area of responsibility and aligned with the Company’s short-term and long-term strategies. The Compensation Committee reviewed the 2010 AIP payout targets for each Named Executive Officer and determined that no adjustments should be made from those targets set forth in the 2009 AIP. The 2010 AIP target payout levels for the Named Executive Officers are set forth below.

		2010 AIP
Name	Title	Target Payout

Martin L. Orlowsky	Chairman, President and Chief Executive Officer	$2,500,000
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	800,000
Randy B. Spell	Executive Vice President, Marketing and Sales	550,000
Ronald S. Milstein	Senior Vice President, Legal and External Affairs, General Counsel and Secretary	550,000
Charles E. Hennighausen	Executive Vice President, Production Operations	450,000

Long-Term Incentive Awards.  The third principal element of our compensation program for Named Executive Officers is stock awards which recognize performance over a longer term than annual incentive compensation and encourage the Named Executive Officers to continue their employment with the Company. Prior to the Separation, the stock awards were issued pursuant to the Carolina Group Stock Plan (the “CG Plan”) in the form of stock options and, beginning in 2006, stock appreciation rights (“SAR”) for Carolina Group Stock and were administered by Loews’ compensation committee. Each stock option or SAR grant made pursuant to the CG Plan had an exercise price equal to the average of the high and low sales price of Carolina Group Stock on the trading day immediately preceding the date of grant. During 2008, we adopted the 2008 Plan, which is administered by the Compensation Committee and permits the issuance of stock options, SARs, restricted stock and other awards of our Common Stock to our executive officers, directors and employees. Each stock option or SAR grant made pursuant to the 2008 Plan has an exercise price equal to the closing price of our Common Stock on the date of grant. As part of the Separation, we converted all outstanding stock options or SARs under the CG Plan on a one-for-one basis into stock options or SARs exercisable in our Common Stock under the 2008 Plan with the same terms and conditions as the then existing awards.

Stock Award Process.  The Compensation Committee approves and grants annual equity awards to eligible executives, including the Named Executive Officers, at its first regular meeting of the year following the release of the Company’s earnings for the prior year. The number of shares subject to each grant, including SARs and restricted stock, is determined based on the closing price of our Common Stock on the annual equity award date and estimated value of an option to purchase one share of our Common Stock using the Black-Scholes option pricing model. Generally, stock options or SARs awarded are granted in four equal installments on a quarterly basis during the grant year with the exercise price for each installment set on the quarterly grant date. The Compensation Committee determined that this award structure, which is consistent with the practice of Loews’ awards of Carolina Group Stock prior to the Separation, was fair and reasonable to the executives and to the Company and its shareholders since it minimized the impact (positive or negative) that any particular event could have on the exercise price for SAR awards.

2009 Stock Awards.  Following the Separation, the Compensation Committee reviewed the type, structure, terms and timing of stock awards to be made to eligible employees in 2009 (the “2009 Stock Award”), including the Named Executive Officers. In March 2009, upon consultation with Committee’s Compensation Consultant, the Compensation Committee determined that the value of the 2009 Stock Award would be allocated 60% in SARs and 40% in service based restricted stock. The SAR awards were granted in four equal quarterly installments with an exercise price equal to the closing price of our Common Stock on each date of grant. The SAR awards will vest in one-quarter increments beginning on the first anniversary of the annual award date (March 12, 2009) and each anniversary date for the following three years. The restricted stock award will vest on the third anniversary of the annual award date, subject to the executive officer’s continued employment with the Company. The SAR awards will expire on the tenth anniversary of the annual award date. These awards generally are non-transferable. The value of each SAR award is directly linked to the amount of appreciation in the price of our Common Stock from the date of grant and have no value if the price of our Common Stock does not rise following the date of grant, which serves to align the executive’s interests with those of our shareholders. The Compensation Committee determined that this structure provided an appropriate balance between providing performance and retention incentives to the Named Executive Officers and other participating employees and aligning their interests with those of our shareholders.

In determining the amount of stock to be awarded to the Named Executive Officers, the Compensation Committee targeted the 75th percentile of market practice for our Peer Group and Survey Data for annual equity awards taking into consideration internal equity, individual performance, promotion potential, retention risk and other factors. Based on this evaluation and the advice of the Committee’s Compensation Consultant, the Compensation Committee established the following award values for the Named Executive Officers. The following table sets forth the targeted value of the 2009 Stock Awards (as estimated by the Compensation Committee) approved for the Named Executive Officers.

		Targeted Value of
Name	Title	2009 Stock Awards

Martin L. Orlowsky	Chairman, President and Chief Executive Officer	$4,000,000
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	1,000,000
Randy B. Spell	Executive Vice President, Marketing and Sales	750,000
Ronald S. Milstein	Senior Vice President, Legal and External Affairs, General Counsel and Secretary	750,000
Charles E. Hennighausen	Executive Vice President, Production Operations	650,000

On March 12, 2009, the Compensation Committee awarded the first quarterly grant of SARs and the service based restricted stock awards to the Named Executive Officers and other participating employees. The remaining quarterly grants of the SAR awards were made on June 30, 2009, September 30, 2009 and December 31, 2009. The following table sets forth the 2009 Stock Awards for the Named Executive Officers awarded on March 12, 2009 based on the closing price of our Common Stock on the grant date.

			2009 Service
			Based
		2009	Restricted
Name	Title	SARs	Stock

Martin L. Orlowsky	Chairman, President and Chief Executive Officer	271,838	26,641
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	67,960	6,661
Randy B. Spell	Executive Vice President, Marketing and Sales	50,970	4,996
Ronald S. Milstein	Senior Vice President, Legal and External Affairs, General Counsel and Secretary	50,970	4,996
Charles E. Hennighausen	Executive Vice President, Production Operations	44,174	4,330

See the “Grants of Plan-Based Awards for 2009” for more information regarding the awards made to the Named Executive Officers in 2009.

2010 Stock Awards.  During 2009, in consultation with Towers Perrin, Mercer and management, the Compensation Committee reviewed the type, structure, terms and timing of stock awards to be made to eligible employees, including the Named Executive Officers, in 2010. Based on this review, the Compensation Committee revised the type and mix of stock awards to the Named Executive Officers for 2010 (the “2010 Stock Award”). In March 2010, the Compensation Committee, upon consultation with Committee’s Compensation Consultant, determined that the 2010 Stock Awards to the Named Executive Officers would be allocated equally in stock options, performance based restricted stock and service based restricted stock. The Compensation Committee determined that it was appropriate to use stock options rather than SARs given the Company’s available shares under the 2008 Plan and expected usage. The stock option awards, consistent with the Company’s practice with SAR awards, will be granted in four equal quarterly installments with an exercise price equal to the closing price of our Common Stock on each date of grant. The stock option awards will vest in one-quarter increments beginning on the first anniversary of the annual award date (February 24, 2010) and each anniversary date for the following three years. The stock option awards will expire on the tenth anniversary of the annual award date. The Compensation Committee determined that performance based restricted stock awards would be awarded in 2010 based on the Company’s adjusted operating income and Newport market share performance in 2009. In this way, the Named Executive Officers will be rewarded collectively for the Company’s performance while still providing a retention incentive given that the performance based restricted stock awards, like the time-vested restricted stock awards, will vest on the third anniversary of the annual award date, subject to the executive officer’s continued employment with the Company. The Compensation Committee determined that this change improved the structure of the 2010 Stock Awards by enhancing the performance incentive and retaining the retention incentives for the Named Executive Officers.

In March 2010, upon consultation with Committee’s Compensation Consultant, the Compensation Committee determined that the targeted value of the 2010 Stock Awards (as estimated by the Compensation Committee) would remain at the 2009 levels set forth above with the opportunity to increase the total value should the Company’s 2009 performance merit an increase in the performance based restricted stock award. Based on the Company’s adjusted operating income and Newport market share performance in 2009 exceeding target by 70% relative to the payout range (see “2009 Annual Incentive Plan” above for additional information), the Compensation Committee increased the performance based restricted stock award to the Named Executive Officers and other participants by 70%. The following table sets forth the 2010 Stock Awards for each Named Executive Officer.

			2010	2010
			Performance	Service
		2010	Based	Based
		Stock	Restricted	Restricted
Name	Title	Options	Stock	Stock

Martin L. Orlowsky	Chairman, President and Chief Executive Officer	111,418	29,927	17,604
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	27,855	7,482	4,401
Randy B. Spell	Executive Vice President, Marketing and Sales	20,891	5,611	3,301
Ronald S. Milstein	Senior Vice President, Legal and External Affairs, General Counsel and Secretary	20,891	5,611	3,301
Charles E. Hennighausen	Executive Vice President, Production Operations	18,105	4,863	2,861

The Compensation Committee intends to continue to evaluate the type, structure, terms and timing of stock awards to the Named Executive Officers and other plan participants under the 2008 Plan and make evolutionary changes and improvements to ensure the appropriate alignment of the executives’ interests with those of our shareholders.

Other Benefits.  We provide other benefits, such as medical, dental, life, disability and related coverage, to the Named Executive Officers that are substantially the same as those provided to all of our salaried employees. In addition to the qualified and non-qualified retirement benefit plans described below, we offer an employees savings plan under Section 401(k) of the Code in which each Named Executive Officer participated during 2009. These benefit programs are designed to be competitive with those of other large corporations in order to attract and retain qualified executives. The Named Executive Officers other than the Chief Executive Officer participate in the Senior

Executive Severance Plan and have entered into Change in Control Agreements as further described below. Other than our Chief Executive Officer, none of the Named Executive Officers has an employment agreement with us.

Chief Executive Officer Compensation

Mr. Orlowsky has served as our Chief Executive Officer and President since 1999, at which time we entered into an employment agreement, which was subsequently amended through December 2008 (the “Employment Agreement”). Following the Separation, the Compensation Committee met in 2008 to, among other things, evaluate Mr. Orlowsky’s compensation, including the terms of his Employment Agreement. The Company subsequently amended the Employment Agreement during 2008 to extend the term of the agreement through December 31, 2010, reduce Mr. Orlowsky’s annual base salary from $2,200,000 to $1,200,000, increase his annual cash bonus target level from $1,500,000 to $2,500,000, which is subject to the achievement of performance goals established by the Compensation Committee pursuant to the 2008 Plan, and provide for Mr. Orlowsky’s participation in our annual stock equity award program at an expected award value (as estimated by the Compensation Committee) of not less than $4,000,000. The Compensation Committee reviewed and approved the proposed changes included in the Employment Agreement.

Pursuant to the terms of the Employment Agreement, Mr. Orlowsky will also receive a supplemental retirement benefit equal to the benefit that would have been paid to him under the Pension Plan and Benefit Equalization Plan (each discussed in “Retirement Benefits” below) calculated as if he was credited with additional years of service equal to 30 years minus Mr. Orlowsky’s credited service under the Pension Plan, and based upon an annual base salary equal to $2,200,000. While the Company does not have a policy for granting additional years of service under the Pension Plan and Benefit Equalization Plan, the additional years of service were negotiated with Mr. Orlowsky in a 2005 amendment to the Employment Agreement as a retention incentive and generally required that he remain employed with the Company through December 31, 2009 for the enhanced benefit to be earned. This supplemental retirement benefit is payable in a lump sum upon Mr. Orlowsky’s retirement or if his employment is terminated due to his death, disability or by the Company without cause. The Employment Agreement also specifies that Mr. Orlowsky will receive other employee benefits no less favorable than those offered generally to our other executives.

The Employment Agreement provides that if Mr. Orlowsky’s employment is terminated for a reason other than for cause or death, the Company will continue to pay his base salary and annual cash incentive payments for the remainder of the employment term. The Employment Agreement further provides that if Mr. Orlowsky dies during the term of the agreement, in addition to the proceeds of any life insurance or other employee benefits to which his widow may be entitled, we shall pay to Mr. Orlowsky’s widow, if she survives, his base salary in effect at the time of his death for a period of six months after his death. Following any termination of employment, the Employment Agreement specifies that Mr. Orlowsky will abide by non-solicitation and non-competition provisions for a period of three years and confidentiality provisions in perpetuity.

Stock Ownership Guidelines

During 2009, the Compensation Committee, in consultation with the Committee’s Compensation Consultant and management, reviewed and recommended the adoption of stock ownership guidelines for directors and executive officers. In February 2010, the Board of Directors adopted and approved the stock ownership guidelines, which set ownership targets expressed as a number of shares that approximate three times the annual cash retainer for non-executive directors, three times the base salary for the Chief Executive Officer and one times the average base salary for the other executive officers. Stock owned outright, stock held in Company benefit plans and restricted stock subject to service based vesting will be included in determining compliance with the stock ownership guidelines. Directors and executive officers generally are expected to comply with the stock ownership guidelines within five years of becoming subject to the guidelines. The Board (or the Compensation Committee on behalf of the Board) will review the stock ownership guidelines and individual compliance therewith on a regular basis.

Retirement Benefits

We provide retirement benefits to our executive officers through a combination of a tax qualified, non-contributory defined benefit plan (the “Pension Plan”), in which substantially all of our salaried employees participate, and a non-qualified Benefit Equalization Plan. We believe that it is appropriate to provide these retirement benefits in order to attract and retain qualified executives. The Pension Plan is designed to replace approximately one-third of a participant’s base salary compensation after accumulating 30 years of service and having reached age 55. Participants in the Pension Plan are also eligible for normal retirement at age 65 with 5 or more years of credited service, unreduced early retirement benefits at age 60 with ten or more years of credited service, and reduced early retirement benefits at age 55 with 5 or more years of service. Reduced early retirement benefits are determined by reducing the normal retirement benefit by approximately 5% for each year prior to age 65. The Pension Plan is subject to the normal annual earnings limits established by the Internal Revenue Service. For this reason, the Company provides additional retirement benefits under the non-qualified Benefit Equalization Plan to certain executives, including the Named Executive Officers, that meet certain earnings requirements in excess of the annual earnings limits. The Benefit Equalization Plan provides for an additional accrual and payment of benefits, which are not available under our Pension Plan as a result of the Internal Revenue Service limitations. Employees become eligible to participate in the Benefit Equalization Plan and the Pension Plan after completion of one year of service.

The Pension Plan is a defined benefit plan in which the benefit is calculated using the employee’s highest average annual base salary during any period of five consecutive years of the ten years immediately preceding retirement. This earnings figure is multiplied by a flat percentage defined for specific years of service and by total length of credited service to obtain the annual benefit payable under the plan. Payment from this plan is in the form of an annuity. Retirees can choose a single life annuity, a ten-year period certain annuity, or they can select one of four joint and survivor options. Plan participants are vested in the plan after five years of service.

The benefit calculation for the Benefit Equalization Plan is the same as the Pension Plan calculation using the salary amounts in excess of the specific IRS limits for each of the years of the executive’s credited service. A limited number of participants in the Benefit Equalization Plan, including Messrs. Orlowsky, Spell and Milstein, have an executive split-dollar life insurance policy, provided under our Executive Insurance Plan, that provides a funding mechanism for benefits provided under the Benefit Equalization Plan. Participation in the Executive Insurance Plan was limited to participating executives who were vested as of January 1, 2003, but the amounts of the policies are not frozen. The terms of payment from the Benefit Equalization Plan had been similar to the Pension Plan until January 2008, when the Benefit Equalization Plan was modified to comply with new regulations issued pursuant to Section 409A of the Code by limiting the payout to lump sums only. See the “All Other Compensation” column in the Summary Compensation Table below for more information.

While the Company does not have a policy for granting additional years of service under the Pension Plan and Benefit Equalization Plan, additional years of service may be awarded to executive officers pursuant to employment or severance agreements under certain termination events, such as termination following a change in control. Under his Employment Agreement, Mr. Orlowsky is provided a supplemental retirement benefit equal to the benefit that would have been paid to him under the Pension Plan and Benefit Equalization Plan calculated as if he was credited with additional years of service equal to 30 years minus his credited service under the Pension Plan and Benefit Equalization Plan. See “Chief Executive Officer Compensation” above for more information.

Change in Control and Other Severance Arrangements

Severance Plan.  Our Senior Executive Severance Pay Plan (the “Severance Plan”) provides for continued compensation and benefits to selected senior executives, including the Named Executive Officers (excluding the Chief Executive Officer), whose employment is terminated without “Cause” or who terminate for “Good Reason,” as defined in the Severance Plan. Upon a qualified termination of employment, the participating Named Executive Officer will be entitled to a payment equal to two times his or her base salary to be paid in equal bi-monthly installments over a period of 36 months following the executive’s termination. The Named Executive Officers will also be entitled to a payment equal to the unpaid portion of his or her annual incentive plan bonus (calculated as if the executive met all performance targets). The plan also provides for (i) a payment equal to the cost of COBRA continuation coverage under our health plans for a period of three years following such termination of employment, including a “gross up” for taxes using an effective tax rate of 35%, and (ii) up to 24 months of outplacement services. In order to receive these benefits, the Named Executive Officer must (i) execute a release agreement satisfactory to us, (ii) return any financial advances and property, and (iii) reconcile his or her expense account and any other amounts due to the Company.

Pursuant to the Severance Plan, “Cause” means a termination by the Company for (i) any malfeasance in office or other similar violation of duties and responsibilities by the executive; (ii) violation of express instructions or any specific Company policy which materially affects the business of the Company; or (iii) any unlawful act which harms the reputation of the Company or otherwise causes significant injury to the Company. “Good Reason” means (i) the assignment of an executive to duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; or (ii) a failure by the Company to comply with the following provisions: (a) not to reduce the executive’s base salary, (b) to amend, modify or terminate the Severance Plan in a manner not permitted by its terms, or (c) to permit the executive to participate in all incentive, bonus, savings and retirement benefit plans, practices, policies and programs applicable generally to other peer executives of the Company. For purposes of Good Reason, in each case isolated and inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of written notice thereof shall be excluded.

At any time prior to the time that Mr. Orlowsky ceases to serve as Chief Executive Officer or after the third anniversary of the date Mr. Orlowsky ceased to serve as Chief Executive Officer, the Severance Plan may be amended, modified or terminated, provided, however, that such amendment may not affect the plan benefits with respect to any executive who has terminated his or her employment with us. During the three year period after Mr. Orlowsky ceases to serve as Chief Executive Officer, the Company may not amend, modify or terminate the Severance Plan or remove any executive as a participant in the plan.

Change in Control Arrangements.  In 2008, we entered into change in control related severance agreements (the “Severance Agreements”) with a group of 43 executives, including each Named Executive Officer. We believe these agreements are appropriate to allow executives to focus on the Company’s interests in a change of control situation without distractions relating to their employment. The initial term of the Severance Agreements expires on December 31, 2010, but is automatically renewed for successive calendar years commencing on January 1, 2011 unless notice of nonrenewal has been provided by either party to the Severance Agreement. The Severance Agreements are automatically extended for twenty-four months following a Change in Control. A “Change in Control” is deemed to occur if: (i) any person becomes the owner of 30% or more of our voting securities; (ii) the majority of the membership of the Board changes without approval of two-thirds of the directors who either were directors on the date of the related Severance Agreement, or whose election was previously so approved; (iii) there is a merger or consolidation with another company following which the members of the Board do not constitute a majority of the members of the board of the surviving entity; or (iv) there is a sale or disposition of all or substantially all of our assets or our stockholders approve a plan of complete liquidation.

Benefits under the Severance Agreements are subject to a “double trigger” requiring both a change in control and a qualified termination event. As such, payments are made only upon termination of the executive’s employment by us other than for “Cause” or by the executive for “Good Reason” within two years following (or in connection with) a Change in Control. “Cause” includes the willful and continued failure by the executive to substantially perform his or her duties (other than any such failure resulting from the executive’s incapacity due to physical or mental illness) not cured within 30 days after a written demand for substantial performance is delivered to the executive by the Board or the willful engagement by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. “Good Reason” includes the assignment of duties inconsistent with the executive’s status or a substantial adverse alteration in the nature or status of the executive’s responsibilities, relocation of the principal place of employment to a location that increases the one-way commute by more than 25 miles, reduction in base salary or failure to continue comparable compensation and benefit plans.

The benefits provided pursuant to the Severance Agreements are based upon the executive’s position and responsibilities and severance payments range from one and a half to three times base salary and target annual incentive. The Severance Agreements for the Named Executive Officers provide for the following benefits upon their termination of employment in a manner entitling them to benefits:

•	three times the sum of (i) the individual’s base salary in effect immediately prior to termination of employment (or, if higher, immediately prior to the first occurrence of an event or circumstance constituting Good Reason), and (ii) the target annual incentive for the individual;

•	continued life, dental, accident and health insurance benefits for three years;

•	a pro rata incentive compensation for the year in which employment terminates;

•	except in the case of Mr. Orlowsky with respect to our pension plans, payment equal to incremental benefits and contributions the executive would have earned under our pension and defined contribution plans assuming the executive continued employment for an additional three years;

•	outplacement services not to exceed $25,000; and

•	a gross-up payment equal to the amount necessary to reimburse the executive for the effect of any federal excise tax levied on “excess parachute payments,” except that the gross up payment will not be paid, and the severance payments otherwise payable to the executive will be reduced, unless payment of the gross up payment would increase the after-tax benefit to the executive by more than 10%.

In addition, all outstanding unvested stock awards granted to each Named Executive Officer generally will become fully and immediately vested and exercisable upon the occurrence of a change in control transaction (as defined in the 2008 Plan). See “Potential Payments upon Termination of Employment or Change in Control” below for additional information regarding payments in the event of a change in control or other termination of employment for each Named Executive Officer.

Indemnification Agreements

We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation and bylaws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of the Company (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation and bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Deductibility of Executive Compensation

In accordance with Section 162(m) of the Code, the deductibility for federal corporate income tax purposes of compensation paid to certain of our individual executive officers in excess of $1 million in any year may be restricted. The Compensation Committee considered the impact of Section 162(m) in establishing the structure, performance targets and timing of the 2009 AIP as well as the proportion of Mr. Orlowsky’s cash compensation attributable to base salary and performance based compensation. Although the Compensation Committee plans to evaluate and limit the impact of Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain the best possible executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee may approve compensation to executive officers which exceeds the limits of deductibility. In this regard, certain portions of compensation paid to the Named Executive Officers may not be deductible for federal income tax purposes under Section 162(m) of the Code.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee of the Board of Directors
Virgis W. Colbert (Chair)
Robert C. Almon
Kit D. Dietz
Nigel Travis

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of “outside directors” within the meaning of the regulations under Section 162(m) of the Code, “non-employee directors” under SEC Rule 16b-3, and “independent” directors as affirmatively determined by the Board of Directors pursuant to the NYSE Listing Standards. The members of the Compensation Committee are the individuals named as signatories to the report immediately preceding this paragraph. None of the members of the Compensation Committee are our former officers or employees.

Executive Compensation Consultant Fees and Services

Pursuant to the Committee Charter, the Compensation Committee has the sole authority over the appointment, compensation and oversight of the Committee’s Compensation Consultant. The Compensation Committee retained Towers Perrin in 2009 to assist the Committee with its responsibilities related to the Company’s executive and director compensation programs. Towers Perrin’s fees for executive compensation consulting to the Committee in 2009 were $104,120. The executive compensation services provided included assisting in defining the Company’s executive compensation strategy, providing market benchmark information, supporting the design of incentive compensation plans and providing regulatory and governance guidance applicable to the Committee.

During 2009, Towers Perrin was also retained by the Company to provide services unrelated to executive compensation, including services with respect to the Company’s health and welfare plans and various other matters. The fees paid to Towers Perrin for these services in 2009 were $768,833. The Compensation Committee did not review or approve the other services provided by Towers Perrin to the Company, which were approved by management in the ordinary course of business. The Compensation Committee reviewed the nature of the services provided and the fees paid and does not believe that these other services impaired Towers Perrin’s ability to provide the Compensation Committee with an independent perspective on executive compensation.

Summary Compensation Table

The information below sets forth the compensation of our Named Executive Officers, including the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for the year ended December 31, 2009.

							Change in
							Pension
						Non-Equity	Value and
					Stock	Incentive	Non-
					Option/	Plan	qualified	All Other
				Stock	SAR	Compen-	Compen-	Compen-
Name and Principal Position(s)	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	sation(5)	sation(6)	sation(7)	Total

Martin L. Orlowsky	2009	$1,212,308	$—	$1,600,058	$3,015,528	$3,900,000	$632,681	$109,401	$10,469,976
Chairman, President and Chief	2008	2,198,462	10,750,000	—	687,432	950,000	665,736	757,937	16,009,567
Executive Officer	2007	1,998,077	1,100,000	—	669,429	—	724,670	874,313	5,366,489
David H. Taylor(8)	2009	872,219	—	400,060	753,887	1,248,000	143,825	33,883	3,451,874
Executive Vice President, Finance	2008	793,846	450,000	—	309,344	260,000	—	100,466	1,913,656
and Planning and Chief Financial Officer	2007	—	—	—	—	—	—	—	—
Randy B. Spell	2009	663,837	—	300,060	565,416	858,000	380,971	299,321	3,067,605
Executive Vice President,	2008	617,053	147,355	—	223,415	206,000	190,949	290,126	1,674,888
Marketing and Sales	2007	545,419	271,123	—	217,564	—	207,929	179,411	1,421,446
Ronald S. Milstein	2009	639,298	—	300,060	565,416	858,000	193,970	129,125	2,685,869
Senior Vice President, Legal and	2008	590,006	158,165	—	223,415	206,000	104,922	72,776	1,355,284
External Affairs, General Counsel and Secretary	2007	551,116	291,012	—	217,564	—	102,070	33,441	1,195,203
Charles E. Hennighausen	2009	631,277	—	260,060	490,027	702,000	130,268	22,444	2,236,076
Executive Vice President,	2008	582,654	152,175	—	223,415	198,000	79,443	9,200	1,244,887
Production Operations	2007	544,037	279,992	—	217,564	—	65,506	9,000	1,116,099

(1)	Base salaries are paid bi-weekly and included two additional days of salary paid in 2009 as a result of the pay period ending dates for the year. See “Base Salary” above for more information.

(2)	For 2007 and 2008, these amounts represent payment of the annual incentive payout under bonus programs prior to our Separation in June 2008. As described in “Annual Incentive Awards” above, such awards were determined prior to the Separation based on an assessment of the Company’s overall performance and the individual performance of the Named Executive Officers with respect to their individual performance criteria for the applicable period. These bonus programs were not established pursuant to the 2008 Plan and did not qualify as performance based compensation pursuant to Section 162(m) of the Code.

(3)	These amounts represent the aggregate grant date fair value recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718 (exclusive of the effect of estimated forfeitures for service based vesting) associated with the restricted stock awarded as part of the 2009 Stock Award made pursuant to the 2008 Plan. These amounts do not reflect the actual value that may be realized by the Named Executive Officers. See Note 13 of our Consolidated Financial Statements included in the 2009 Annual Report for more information regarding the assumptions used in the calculation of these amounts.

(4)	These amounts represent the aggregate grant date fair value recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718 (exclusive of the effect of estimated forfeitures for service based vesting) associated with the SARs awarded as part of the 2009 Stock Award made pursuant to the 2008 Plan. These amounts do not reflect the actual value that may be realized by the Named Executive Officers. See Note 13 of our Consolidated Financial Statements included in the 2009 Annual Report for more information regarding the assumptions used in the calculation of these amounts.

(5)	These amounts represent the 2009 AIP payment to each Named Executive Officer. As described in “2009 Annual Incentive Plan” above, the Compensation Committee established incentive plan funding equal to 0.75% of the Company’s net income for the 2009 AIP for each Named Executive Officer, subject to the Committee’s negative discretion. In March 2010, the Compensation Committee determined that the performance metrics for the 2009 AIP had been exceeded and awarded the amounts listed in the above table to the Named Executive Officers.

(6)	These amounts represent the actuarial increase in the present value of each Named Executive Officer’s retirement benefits and the Chief Executive Officer’s supplemental retirement agreement as of December 31, 2009 over the value of those benefits as of December 31, 2008, all as determined using the same interest rate and other assumptions as those used in our financial statements. Mr. Taylor became a participant in the Pension Plan and Benefit Equalization Plan as of February 1, 2009, but is not vested in either plan as of December 31, 2009. See “Retirement Benefits” above for additional information regarding the retirement benefits accrued for each of the Named Executive Officers and Note 12 to our Consolidated Financial Statements included in the 2009 Annual Report for more information regarding the assumptions used in the calculations of these amounts.

(7)	These amounts include premiums for a split-dollar life insurance policy for Messrs. Spell and Milstein in the amount of $269,000 and $99,600, respectively. No premiums were required for Mr. Orlowsky’s split-dollar life insurance policy in 2009. The insurance program was closed to participants prior to Mr. Hennighausen vesting for benefits under the plan. See “Retirement Benefits” above for more information. These amounts reflect dividend payments on restricted stock received in 2009 by Messrs. Orlowsky, Taylor, Spell, Milstein and Hennighausen in the amounts of $77,792, $19,450, $14,588 and $12,644, respectively. The amounts also include annual cash received pursuant to a company-wide medical and welfare plan and not used to purchase medical and other welfare benefits for Messrs. Orlowsky, Taylor, Spell and Milstein in the amounts of $21,810, $4,633, $5,932 and $5,136, respectively. The amounts also include $9,800 for each Named Executive Officer representing the Company’s matching contribution to the Lorillard Tobacco Company Employees Savings Plan.

(8)	Mr. Taylor joined the Company as Executive Vice President, Finance and Planning on January 7, 2008 and was promoted to Chief Financial Officer on May 5, 2008.

Grants of Plan-Based Awards for 2009

The following table sets forth the grants of plan-based awards for 2009, including non-equity incentive plan awards under the 2009 AIP and the 2009 Stock Awards. All awards were made pursuant to the 2008 Plan.

							All Other
						All Other	Option/SAR			Grant Date
						Stock	Awards;	Exercise of		Fair Value
						Awards;	Number of	Base Price	Closing	of Stock
			Estimated			Number of	Securities	of Stock	Market	and Stock
			Future Payouts under Non-			Shares of	Underlying	Options/	Price on	Option/
	Grant	Approval	Equity Incentive Plan Awards(1)			Stock or	Stock Option/	SAR	Grant	SAR
Name	Date	Date	Threshold	Target	Maximum	Units(2)	SARs(3)	Awards(4)	Date	Awards(5)

Martin L. Orlowsky	3/12/2009	3/12/2009	—	$2,500,000	—		—	—	—	—
	3/12/2009	3/12/2009	—	—	—	26,641	—	—	$60.06	$1,600,058
	3/12/2009	3/12/2009	—	—	—		67,960	$60.06	60.06	874,863
	6/30/2009	6/30/2009	—	—	—		67,959	67.77	67.77	780,863
	9/30/2009	9/30/2009	—	—	—		67,960	74.30	74.30	662,840
	12/31/2009	12/31/2009	—	—	—		67,959	80.23	80.23	697,474

David H. Taylor	3/12/2009	3/12/2009	—	800,000	—		—	—	—	—
	3/12/2009	3/12/2009	—	—	—	6,661	—	—	60.06	400,060
	3/12/2009	3/12/2009	—	—	—		16,990	60.06	60.06	218,716
	6/30/2009	6/30/2009	—	—	—		16,990	67.77	67.77	195,091
	9/30/2009	9/30/2009	—	—	—		16,990	74.30	74.30	165,710
	12/31/2009	12/31/2009	—	—	—		16,990	80.23	80.23	174,371

Randy B. Spell	3/12/2009	3/12/2009	—	550,000	—		—	—	—	—
	3/12/2009	3/12/2009	—	—	—	4,996	—	—	60.06	300,060
	3/12/2009	3/12/2009	—	—	—		12,743	60.06	60.06	164,043
	6/30/2009	6/30/2009	—	—	—		12,742	67.77	67.77	146,312
	9/30/2009	9/30/2009	—	—	—		12,743	74.30	74.30	124,287
	12/31/2009	12/31/2009	—	—	—		12,742	80.23	80.23	130,773

Ronald S. Milstein	3/12/2009	3/12/2009	—	550,000	—		—	—	—	—
	3/12/2009	3/12/2009	—	—	—	4,996	—	—	60.06	300,060
	3/12/2009	3/12/2009	—	—	—		12,743	60.06	60.06	164,043
	6/30/2009	6/30/2009	—	—	—		12,742	67.77	67.77	146,312
	9/30/2009	9/30/2009	—	—	—		12,743	74.30	74.30	124,287
	12/31/2009	12/31/2009	—	—	—		12,742	80.23	80.23	130,773

Charles E. Hennighausen	3/12/2009	3/12/2009	—	450,000	—		—	—	—	—
	3/12/2009	3/12/2009	—	—	—	4,330	—	—	60.06	260,060
	3/12/2009	3/12/2009		—	—		11,044	60.06	60.06	142,172
	6/30/2009	6/30/2009	—	—	—		11,043	67.77	67.77	126,803
	9/30/2009	9/30/2009	—	—	—		11,044	74.30	74.30	107,716
	12/31/2009	12/31/2009	—	—	—		11,043	80.23	80.23	113,336

(1)	These amounts represent the target payout amounts under the 2009 AIP under the terms approved by the Compensation Committee on March 12, 2009. The payout of the 2009 AIP for each Named Executive Officer was based on achievement of the Company’s performance targets — Newport’s performance in the menthol segment expressed in terms of market share; total domestic relative market share performance as compared with our primary competitors; and our wholesale unit shipments rate of change compared with our primary competitors. The maximum payout under the 2009 AIP for each Named Executive Officer is the lesser of (i) 0.75% of our net income for 2009 and (ii) $10,000,000 pursuant to the limits set forth in the 2008 Plan. In March 2010, the Compensation Committee reviewed the achievement of the Company’s performance targets as well as the individual performance of each Named Executive Officer for purposes of exercising its negative discretion and determined that the Company’s performance targets were exceeded and that payouts be made above target levels under the 2009 AIP. See “2009 Annual Incentive Plan” above for more information.

(2)	This column represents the amount of restricted stock awarded to each Named Executive Officer pursuant to the 2009 Stock Award on March 12, 2009.

(3)	This column represents the number of SARs awarded to the Named Executive Officers pursuant to the 2009 Stock Award on March 12, 2009. The SARs were granted in four equal installments during 2009 in accordance with the Company’s practice.

(4)	The exercise price for SARs awarded to the Named Executive Officers equal the closing price on the grant date.

(5)	The grant date value is calculated in accordance with the provision of FASB ASC Topic 718 using the Black-Scholes option valuation methodology. See Note 13 to our Consolidated Financial Statements in the 2009 Annual Report for more information regarding the assumptions used in the calculation of these amounts.

Outstanding Equity Awards at Fiscal Year-End for 2009

The following tables set forth outstanding stock options and SARs granted to each Named Executive Officer under the 2008 Plan. The securities reported were outstanding as of December 31, 2009. All awards with expiration dates prior to 2016 represent stock options, and awards with expiration dates during or after 2016 represent SARs. Each stock option and SAR award granted to the Named Executive Officers and reported below vests and becomes exercisable in four equal annual installments beginning on the first anniversary of the grant date of the first stock option or SAR award of the year in which the award was made. Each stock option and SAR award expires no later than the tenth anniversary of the date of grant. Restricted stock awards vest on the third anniversary of the grant date, subject to the executive officer’s continued employment with the Company. See “Stock-Based Awards” above for more information.

		Options Awards
		Number of	Number of			Stock Awards
		Securities	Securities			Number	Market
		Underlying	Underlying			of Shares	Value of
		Unexercised	Unexercised		Stock	of Stock	Shares
		Stock	Stock	Stock	Option/SAR	That	That Have
		Option/SARs	Options/SARs	Option/SAR	Expiration	Have Not	Not
Name	Grant Date	Exercisable	Unexercisable	Exercise Price	Date	Vested	Vested(1)

Martin L. Orlowsky	1/31/2006	—	2,500	$46.25	1/31/2016	26,641	$2,137,407
	3/31/2006	—	2,500	47.86	1/31/2016
	6/30/2006	—	2,500	51.64	1/31/2016
	9/30/2006	—	2,500	55.35	1/31/2016
	1/9/2007	5,000	5,000	64.86	1/9/2017
	3/30/2007	5,000	5,000	75.20	1/9/2017
	6/29/2007	5,000	5,000	77.79	1/9/2017
	9/28/2007	5,000	5,000	80.78	1/9/2017
	1/8/2008	2,500	7,500	84.30	1/8/2018
	3/31/2008	2,500	7,500	73.75	1/8/2018
	7/30/2008	2,500	7,500	68.72	1/8/2018
	9/30/2008	2,500	7,500	71.15	1/8/2018
	3/12/2009	—	67,960	60.06	3/12/2019
	6/30/2009	—	67,959	67.77	3/12/2019
	9/30/2009	—	67,960	74.30	3/12/2019
	12/31/2009	—	67,959	80.23	3/12/2019

David H. Taylor	1/8/2008	1,125	3,375	84.30	1/8/2018	6,661	534,412
	3/31/2008	1,125	3,375	73.75	1/8/2018
	7/30/2008	1,125	3,375	68.72	1/8/2018
	9/30/2008	1,125	3,375	71.15	1/8/2018
	3/12/2009	—	16,990	60.06	3/12/2019
	6/30/2009	—	16,990	67.77	3/12/2019
	9/30/2009	—	16,990	74.30	3/12/2019
	12/31/2009	—	16,990	80.23	3/12/2019

		Options Awards
		Number of	Number of			Stock Awards
		Securities	Securities			Number	Market
		Underlying	Underlying			of Shares	Value of
		Unexercised	Unexercised		Stock	of Stock	Shares
		Stock	Stock	Stock	Option/SAR	That	That Have
		Option/SARs	Options/SARs	Option/SAR	Expiration	Have Not	Not
Name	Grant Date	Exercisable	Unexercisable	Exercise Price	Date	Vested	Vested(1)

Randy B. Spell	1/16/2004	813	—	$25.49	1/16/2014	4,996	$400,829
	3/31/2004	813	—	26.79	1/16/2014
	6/30/2004	813	—	24.53	1/16/2014
	9/30/2004	813	—	23.90	1/16/2014
	1/20/2005	1,625	—	32.09	1/20/2015
	3/31/2005	1,625	—	32.63	1/20/2015
	6/30/2005	1,625	—	32.86	1/20/2015
	9/30/2005	1,625	—	39.25	1/20/2015
	1/31/2006	2,437	813	46.25	1/31/2016
	3/31/2006	2,437	813	47.86	1/31/2016
	6/30/2006	2,437	813	51.64	1/31/2016
	9/30/2006	2,437	813	55.35	1/31/2016
	1/9/2007	1,625	1,625	64.86	1/9/2017
	3/30/2007	1,625	1,625	75.20	1/9/2017
	6/29/2007	1,625	1,625	77.79	1/9/2017
	9/28/2007	1,625	1,625	80.78	1/9/2017
	1/8/2008	812	2,438	84.30	1/8/2018
	3/31/2008	812	2,438	73.75	1/8/2018
	7/30/2008	812	2,438	68.72	1/8/2018
	9/30/2008	812	2,438	71.15	1/8/2018
	3/12/2009	—	12,743	60.06	3/12/2019
	6/30/2009	—	12,742	67.77	3/12/2019
	9/30/2009	—	12,743	74.30	3/12/2019
	12/31/2009	—	12,742	80.23	3/12/2019

Ronald S. Milstein	1/31/2006	1,219	813	46.25	1/31/2016	4,996	400,829
	3/31/2006	1,219	813	47.86	1/31/2016
	6/30/2006	1,219	813	51.64	1/31/2016
	9/30/2006	1,219	813	55.35	1/31/2016
	1/9/2007	1,219	1,625	64.86	1/9/2017
	3/30/2007	1,219	1,625	75.20	1/9/2017
	6/29/2007	1,219	1,625	77.79	1/9/2017
	9/28/2007	1,219	1,625	80.78	1/9/2017
	1/8/2008	812	2,438	84.30	1/8/2018
	3/31/2008	812	2,438	73.75	1/8/2018
	7/30/2008	812	2,438	68.72	1/8/2018
	9/30/2008	812	2,438	71.15	1/8/2018
	3/12/2009	—	12,743	60.06	3/12/2019
	6/30/2009	—	12,742	67.77	3/12/2019
	9/30/2009	—	12,743	74.30	3/12/2019
	12/31/2009	—	12,742	80.23	3/12/2019

		Options Awards
		Number of	Number of			Stock Awards
		Securities	Securities			Number	Market
		Underlying	Underlying			of Shares	Value of
		Unexercised	Unexercised		Stock	of Stock	Shares
		Stock	Stock	Stock	Option/SAR	That	That Have
		Option/SARs	Options/SARs	Option/SAR	Expiration	Have Not	Not
Name	Grant Date	Exercisable	Unexercisable	Exercise Price	Date	Vested	Vested(1)

Charles E. Hennighausen	1/20/2005	813	—	$32.09	1/20/2015	4,330	$347,396
	3/31/2005	813	—	32.63	1/20/2015
	6/30/2005	813	—	32.86	1/20/2015
	9/30/2005	813	—	39.25	1/20/2015
	1/31/2006	812	813	46.25	1/31/2016
	3/31/2006	812	813	47.86	1/31/2016
	6/30/2006	2,437	813	51.64	1/31/2016
	9/30/2006	2,437	813	55.35	1/31/2016
	1/9/2007	1,625	1,625	64.86	1/9/2017
	3/30/2007	1,625	1,625	75.20	1/9/2017
	6/29/2007	1,625	1,625	77.79	1/9/2017
	9/28/2007	1,625	1,625	80.78	1/9/2017
	1/8/2008	812	2,438	84.30	1/8/2018
	3/31/2008	812	2,438	73.75	1/8/2018
	7/30/2008	812	2,438	68.72	1/8/2018
	9/30/2008	812	2,438	71.15	1/8/2018
	3/12/2009	—	11,044	60.06	3/12/2019
	6/30/2009	—	11,043	67.77	3/12/2019
	9/30/2009	—	11,044	74.30	3/12/2019
	12/31/2009	—	11,043	80.23	3/12/2019

(1)	Calculated using the closing price of our Common Stock on December 31, 2009 ($80.23).

Option Exercises and Stock Vested for 2009

The following table sets forth information regarding the stock options exercised for each Named Executive Officer, including the number and realized value of shares acquired in aggregate upon exercise of stock options and SARs during 2009 based on the closing price of shares on the exercise date. No restricted shares awarded to the Named Executive Officers vested in 2009.

Option Awards(1)
	Number of	Value
	Shares Acquired	Realized
Name	on Exercise	on Exercise

Martin L. Orlowsky	42,188	$1,326,475
David H. Taylor	—	—
Randy B. Spell	—	—
Ronald S. Milstein	4,998	205,651
Charles E. Hennighausen	—	—

(1)	For purposes of this table, the value realized on exercise reflects the difference between the market price of our Common Stock at the time of exercise and the exercise price of the stock options.

Pension Benefits for 2009

The following table sets forth information relating to the retirement benefits for the Named Executive Officers as of December 31, 2009 under the Pension Plan and the Benefit Equalization Plan, including the supplemental retirement benefit for Mr. Orlowsky provided by his Employment Agreement. No payments were made from these benefit plans or arrangements to the Named Executive Officers during 2009.

			Present Value of
		Number of Years	Accumulated Plan
Name	Plan Name	Credited Service	Benefit(4)

Martin L. Orlowsky	Pension Plan(1)	19.2	$449,921
	Benefit Equalization Plan(2)	19.2	4,705,751
	Supplemental Retirement Benefit(3)	10.8	2,964,271

	Total		8,119,943
David H. Taylor	Pension Plan(1)	2.0	39,155
	Benefit Equalization Plan(2)	2.0	104,670

	Total		143,825
Randy B. Spell	Pension Plan(1)	32.9	1,131,123
	Benefit Equalization Plan(2)	32.9	2,027,757

	Total		3,158,880
Ronald S. Milstein	Pension Plan(1)	13.5	293,298
	Benefit Equalization Plan(2)	13.5	510,914

	Total		804,212
Charles E. Hennighausen	Pension Plan(1)	7.2	170,750
	Benefit Equalization Plan(2)	7.2	291,423

	Total		462,173

(1)	These amounts represent the calculated pension value provided by the qualified retirement plan as of December 31, 2009. The calculation is based on the average of five highest annual years of base salary (subject to IRS limits) over the last ten years of service multiplied by the number of years of credited service multiplied by 1.2% (1.6% for credited service prior to January 1, 1982).

(2)	These amounts represent the calculated non-qualified retirement benefit value provided by the Benefit Equalization Plan. The benefit calculation for the Benefit Equalization Plan is the same as the Pension Plan calculation using the salary amounts in excess of the specific IRS limits for each of the years of the executive’s credited service.

(3)	This amount represents a supplemental retirement benefit for Mr. Orlowsky provided pursuant to his Employment Agreement payable in a lump sum in accordance with the terms of the Benefit Equalization Plan based on additional credited service of 10.8 years to provide for 30 years of total credited service. See “Chief Executive Officer Compensation” above for more information.

(4)	The valuations included in this column have been calculated as of December 31, 2009 assuming the earliest retirement date on which each Named Executive Officer will receive unreduced retirement benefits under the Pension Plan and Benefit Equalization Plan (and in the case of Mr. Orlowsky, the supplemental retirement benefit pursuant to his Employment Agreement); a discount rate of 6.0%; 4.5% interest rate for lump sum calculations for each Named Executive Officer, except Mr. Taylor for whom 6.0% is used in accordance with a plan amendment effective for all new participants after January 1, 2008; and no pre-retirement death, disability or termination.

For purposes of these calculations, the present values of the accumulated plan benefits are determined as of the earliest date on which the Named Executive Officers would receive unreduced retirement benefits under the respective plans. Pursuant to the terms of the Pension Plan and Benefit Equalization Plan as of December 31, 2009, Mr. Orlowsky was eligible for normal retirement benefits; Mr. Spell was eligible for unreduced early retirement benefits; and Messrs. Taylor, Milstein and Hennighausen were not eligible for retirement benefits.

Benefits under the Pension Plan and Benefit Equalization Plan vest when a participant has five years of credited service. Participants in the Pension Plan and the Benefit Equalization Plan are eligible for normal retirement at age 65 with 5 or more years of credited service, unreduced early retirement benefits at age 55 with 30 or more years of credited service and at age 60 with ten or more years of credited service, and reduced early retirement benefits at age 55 with 5 or more years of service. Reduced early retirement benefits are determined by reducing the normal retirement benefit by approximately 5% for each year prior to age 65. Upon retirement, participants in the Pension Plan may elect a single life annuity, a joint and survivor annuity, and a 10-year certain annuity and participants in the Benefit Equalization Plan receive a lump sum payment. See “Retirement Benefits” above for additional information regarding our retirement plans.

Potential Payments upon Termination of Employment or Change in Control

The following tables set forth the estimated payments and benefits that would be provided to each Named Executive Officer who was employed by us on December 31, 2009, pursuant to the terms of any contract, agreement, plan or arrangement that provides for such payments and benefits following, or in connection with, a termination of the Named Executive Officer’s employment, including by involuntary termination not for cause, involuntary termination for cause, retirement, death or disability or in connection with a Change in Control (as defined in the applicable severance plan or agreement) with or without a termination of the Named Executive Officer. For purposes of calculating the amounts in the table, we have assumed that the Change in Control event and/or termination took place in that sequence on December 31, 2009 (the last business day of our most recently completed fiscal year) using the closing price of our Common Stock on such date ($80.23 per share) for purposes of calculating the value of any stock awards in accordance with the rules and regulations under the Exchange Act. The “Involuntary Termination not for Cause” column includes termination by the Named Executive Officer for Good Reason, as such term is defined under the applicable severance plan or agreement. The “Change in Control with Termination” column provides for payments as a result of a qualified termination pursuant to the Severance Agreements. The amounts shown in the table include estimates of what would have been paid to the Named Executive Officers upon the occurrence of the specified event. The actual amounts to be paid to the Named Executive Officers can only be determined at the time of such event. See the discussion that follows the table for additional information regarding the estimated payments and benefits.

				Change in
		Involuntary	Involuntary	Control	Change in
Name and	Voluntary	Termination	Termination	without	Control with
Description of Potential Payments	Termination	not for Cause	for Cause	Termination	Termination	Death	Disability	Retirement

Martin L. Orlowsky
Severance	$—	$6,200,000	$—	$—	$11,100,000	$600,000	$—	$—
Accelerated Stock Vesting/AIP Payout	—	—	—	7,874,708	7,874,708	2,500,000	2,500,000	2,500,000
Enhanced Retirement Benefit	—	—	—	—	350,782	—	—	—
Healthcare Benefits	—	24,442	—	—	73,325	—	—	—
Outplacement Services	—	—	—	—	25,000	—	—	—
280G Tax Gross Up	—	—	—	—	—	—	—	—

Total	—	6,224,442	—	7,874,708	19,423,815	3,100,000	2,500,000	2,500,000

David H. Taylor
Severance	—	2,538,818	—	—	5,008,227	—	—	—
Accelerated Stock Vesting/AIP Payout	—	—	—	2,080,908	2,080,908	800,000	800,000	—
Enhanced Retirement Benefit	—	—	—	—	29,400	—	—	—
Healthcare Benefits	—	66,437	—	—	66,437	—	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—	—
280G Tax Gross Up	—	—	—	—	2,757,986	—	—	—

Total	—	2,630,255	—	2,080,908	9,967,958	800,000	800,000	—

				Change in
		Involuntary	Involuntary	Control	Change in
Name and	Voluntary	Termination	Termination	without	Control with
Description of Potential Payments	Termination	not for Cause	for Cause	Termination	Termination	Death	Disability	Retirement

Randy B. Spell
Severance	—	1,873,070	—	—	3,634,605	—	—	—
Accelerated Stock Vesting/AIP Payout	—	—	—	1,642,712	1,642,712	550,000	550,000	550,000
Enhanced Retirement Benefit	—	—	—	—	218,111	—	—	—
Healthcare Benefits	—	74,211	—	—	74,211	—	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—	—
280G Tax Gross Up	—	—	—	—	2,063,349	—	—	—

Total	—	1,972,281	—	1,642,712	7,657,988	550,000	550,000	550,000

Ronald S. Milstein
Severance	—	1,823,762	—	—	3,560,643	—	—	—
Accelerated Stock Vesting/AIP Payout	—	—	—	1,642,712	1,642,712	550,000	550,000	—
Enhanced Retirement Benefit	—	—	—	—	216,255	—	—	—
Healthcare Benefits	—	28,808	—	—	28,808	—	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—	—
280G Tax Gross Up	—	—	—	—	2,201,465	—	—	—

Total	—	1,877,570	—	1,642,712	7,674,883	550,000	550,000	—

Charles E. Hennighausen
Severance	—	1,708,028	—	—	3,237,042	—	—	—
Accelerated Stock Vesting/AIP Payout	—	—	—	1,423,765	1,423,765	450,000	450,000	—
Enhanced Retirement Benefit	—	—	—	—	179,259	—	—	—
Healthcare Benefits	—	74,211	—	—	74,211	—	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—	—
280G Tax Gross Up	—	—	—	—	1,854,205	—	—	—

Total	—	1,807,239	—	1,423,765	6,793,482	450,000	450,000	—

Severance.  The Named Executive Officers are eligible for post-termination severance payments pursuant to (i) the Severance Plan for a termination not for cause or a termination for good reason, as defined in the Severance Plan, and not in connection with a Change in Control event (Mr. Orlowsky is not a participant in the Severance Plan) and (ii) the Severance Agreements for a termination not for Cause or a termination for Good Reason, as defined in the Severance Agreements, and in connection with a Change in Control event. In the event of a Change in Control, the Severance Agreements provide for the payment of the 2009 AIP. However, since this amount would already have been accelerated as a result of the Change in Control event pursuant to the 2008 Plan, this amount is included under “Accelerated Stock Vesting/AIP Payout.” See “Change in Control and Other Severance Arrangements” above for more information regarding the payments and benefits payable under the Severance Plan and Severance Agreements.

In addition, Mr. Orlowsky’s Employment Agreement provides for (i) severance payments equal to his base salary and incentive payout target for the remainder of the term of the agreement (through December 31, 2010) in the event of a termination without cause and not in connection with a Change in Control event and (ii) six months of base salary paid to his widow in the event of a termination by death. See “Chief Executive Officer Compensation” above for more information.

Accelerated Stock Vesting and AIP Payout.  All of the stock awards made to our Named Executive Officers have been granted under the 2008 Plan and are subject to the vesting and other terms set forth in the award certificates and the 2008 Plan. Pursuant to the terms of the 2008 Plan, in the event of a Change in Control (as defined in the 2008 Plan), the Compensation Committee has the discretion to determine the treatment of all outstanding stock awards, unless the award certificate provides otherwise. If the Committee does not exercise its discretion, any stock option award or SAR award carrying a right to exercise that was not previously vested and exercisable becomes fully vested and exercisable, and any restrictions, deferral limitations, payment conditions and forfeiture conditions for restricted stock and other stock awards lapse and such awards are deemed fully vested. In addition, any performance conditions imposed with respect to such awards are deemed to be fully achieved. For purposes of calculating the amounts in the table, we have assumed that the any outstanding unvested stock option award and SAR award would vest as of December 31, 2009 using the closing price of our Common Stock ($80.23) on such date.

The 2009 AIP for our Named Executive Officers was in effect as of December 31, 2009 and was established in accordance with the terms of the 2008 Plan. As discussed above with regard to stock awards, in the event of the Change in Control, the performance conditions imposed with respect to such awards are deemed to be fully achieved and the target payout amount is payable to the Named Executive Officers. In the event of the death, disability or retirement after age 62 of a Named Executive Officer, the performance conditions under the 2009 AIP are deemed to be fully achieved and the target payout amount, pro rated according to the time the Named Executive Officer participated during the 2009 measurement period, is payable to the Named Executive Officer or his or her estate. In the event of the retirement prior to age 62 of a Named Executive Officer, the performance conditions under the 2009 AIP are deemed to be fully achieved and 50% of the target payout amount, pro rated according to the time the Named Executive Officer participated in the 2009 AIP, is payable to the Named Executive Officer. The amounts for the 2009 AIP included in the table reflect the target incentive payout level which would have been the value used in the event of a termination as of December 31, 2008. See “2009 Annual Incentive Plan” above for additional information.

Enhanced Retirement Benefit.  We have included any enhanced retirement benefits provided for under the Severance Agreements in this column. For a Change in Control related termination event only, these amounts include three years of additional age and credited service under the Pension Plan and Benefit Equalization Plan as well as three years of additional matching contributions by the Company under the Lorillard Tobacco Company Employees Savings Plan, a defined contribution plan (the “401(k) Plan”). The total amount of the Company’s matching contributions under the 401(k) Plan were calculated using the 2010 compensation limit since limits for 2011 and 2012 are not available. We have not included amounts which the Named Executive Officers would be eligible to receive now or in the future pursuant to the Pension Plan and Benefit Equalization Plan (and in the case of Mr. Orlowsky, the Supplement Retirement Benefit provided pursuant to his Employment Agreement) in this table as these amounts are set forth in the “Pension Benefits for 2009” table above. Messrs. Orlowsky and Spell were each eligible for unreduced retirement under the Pension Plan and Benefit Equalization Plan as of December 31, 2009. Messrs. Taylor, Milstein and Hennighausen were not eligible for retirement under the Pension Plan and Benefit Equalization Plan as of December 31, 2009. See “Retirement Benefits” above for more information.

Healthcare Benefits.  Pursuant to the terms of the Severance Plan and Severance Agreement, the Named Executive Officers are entitled to healthcare benefits for a period of three years following the specified event of termination not for cause of following a Change in Control. The amounts shown in the table represent the value of three years of healthcare benefits plus a tax gross up amount of $25,664 for Mr. Orlowsky, $23,253 for Mr. Taylor, $25,974 for Messrs. Spell and Hennighausen, and $10,083 for Mr. Milstein. In the case of Mr. Orlowsky, the terms of his Employment Agreement provide for continuation of this benefit through December 31, 2010 in the event of a termination not for cause and not in connection with a Change in Control event, which includes a tax gross up amount of $8,555. See “Change in Control and Other Severance Arrangements” above for more information regarding the payments and benefits payable under the Severance Plan and Severance Agreements.

Outplacement Services.  Pursuant to the terms of the Severance Agreements, the Named Executive Officers are generally entitled to $25,000 in outplacement services following a termination not for cause or in connection with a Change in Control event. Pursuant to the terms of the Severance Plan, the Named Executive Officers are entitled to outplacement services for 24 months, which, for purposes of this table, we have determined to be valued at $25,000 consistent with the benefit paid under the Severance Agreements. See “Change in Control and Other Severance Arrangements” above for more information regarding the payments and benefits payable under the Severance Plan and Severance Agreements.

280G Tax Gross Up.  Pursuant to the terms of the Severance Agreements, the Named Executive Officers are entitled to a gross-up payment equal to the amount necessary to reimburse the executive for the effect of any federal excise tax levied on “excess parachute payments,” except that the gross up payment will not be paid, and the severance payments otherwise payable to the executive will be reduced, unless payment of the gross up payment would increase the after-tax benefit to the executive by more than 10%. See “Change in Control and Other Severance Arrangements” above for more information regarding the payments and benefits payable under the Severance Plan and Severance Agreements.

EQUITY COMPENSATION PLAN INFORMATION

The table below reflects the number of securities issued and the number of securities remaining which were available for issuance under the 2008 Incentive Compensation Plan as of December 31, 2009.

Number of
Securities
Remaining Available
	Number of				for Future Issuance
	Securities to be				Under Equity
	Issued Upon		Weighted-Average		Compensation Plans
	Exercise of		Exercise Price of		(Excluding
	Outstanding		Outstanding		Securities
	Options, Warrants		Options, Warrants		Reflected
Plan Category	and Rights		and Rights		in Column(a))

Equity compensation plans approved by security holders(1)	1,614,618	(2)	$65.60	(3)	2,011,418
Equity compensation plans not approved by security holders	—		—		—

Total	1,614,618	(2)	$65.60	(3)	2,011,418

(1)	The 2008 Incentive Compensation Plan was approved by our shareholders at the annual meeting of shareholders on May 21, 2009.

(2)	Includes 162,570 stock option awards, 1,362,615 SAR awards and 89,433 shares of restricted stock, subject to certain vesting requirements which may or may not be met.

(3)	Because there is no exercise price associated with the restricted stock, the shares of restricted stock described in Note 2 above are not included in the weighted-average exercise price calculation.

PROPOSAL NO. 2 — RATIFICATION OF THE SELECTION OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Deloitte & Touche LLP has served as our independent registered public accounting firm since prior to the Separation. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission provides shareholders an opportunity to provide feedback on an important issue of corporate governance. If shareholders do not approve the selection of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered. In the event that Deloitte & Touche LLP is unable to serve as independent registered public accounting firm for the fiscal year ending December 31, 2010 for any reason, the Audit Committee will appoint another independent registered public accounting firm. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions regarding the Company.

Vote Required

Approval of the ratification of selection of our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our Common Stock cast at the Annual Meeting, in person or by proxy, and entitled to vote, provided that a quorum is present. Abstentions will count for the purpose of determining whether a quorum is present at the meeting and will have the same effect as a vote against the proposal. Broker non-votes will have the effect of a negative vote for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. UNLESS MARKED TO THE CONTRARY, SIGNED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent registered public accounting firm (the “Independent Auditor”) and (iv) the performance of the Company’s internal audit function and Independent Auditor. The Audit Committee operates pursuant to a written charter. Management is responsible for the financial reporting process, including the preparation of the financial statements and system of internal control over financial reporting. The Company’s Independent Auditor is responsible for auditing the financial statements in accordance with generally accepted auditing standards, issuing an opinion as to whether the Company’s financial statements are, in all material respects, presented fairly in conformity with generally accepted accounting principles, and performing an assessment of the Company’s internal control over financial reporting.

The Audit Committee has met and held discussions with management and the Independent Auditor regarding the fair and complete presentation of the Company’s results, the assessment of the Company’s internal control over financial reporting and significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the audited financial statements with management and the Independent Auditor. The Audit Committee met with the Independent Auditor, with and without management present, to discuss the results of its evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

The Audit Committee also discussed with the Independent Auditor those matters required by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” as amended. In addition, the Audit Committee discussed with the Independent Auditor its independence from the Company and management, and the Audit Committee has received and reviewed the written disclosures and letter from the Independent Auditor as required by the applicable standards and rules of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s 2009 Annual Report filed with the SEC.

Audit Committee
Richard W. Roedel (Chair)
Robert C. Almon
David E.R. Dangoor

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Our Audit Committee is responsible for pre-approving all audit services and permitted non-audit services, including the fees and terms thereof, to be performed for us and our subsidiaries by our independent registered public accounting firm (the “Independent Auditor”). The Audit Committee has adopted a pre-approval policy and implemented procedures which provide that all engagements of our Independent Auditor are reviewed and pre-approved by the Audit Committee, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which our Audit Committee approves prior to the completion of the audit. The pre-approval policy also delegates pre-approval authority to the Chairman of the Audit Committee between meetings of the Audit Committee, and any such approvals are reviewed and ratified by the Audit Committee at its next scheduled meeting.

For the years ended December 31, 2009 and 2008, professional services were performed for us by Deloitte & Touche LLP, our Independent Auditor. Audit and audit-related fees aggregated approximately $1,681,000 and $1,323,000 for the years ended December 31, 2009 and 2008, respectively. Set forth below are the fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates. All fees and services incurred following the Separation were approved in accordance with the Audit Committee’s pre-approval policy.

	Year Ended
	December 31,
Fees by Type	2009	2008
	(In 000s)

Audit fees	1,251	1,211
Audit-related fees	430	112
Tax fees	737	520
All other fees	—	—

Total	2,418	1,843

Audit Fees.  The aggregate fees billed for professional services rendered by the Independent Auditor were approximately $1,251,000 and $1,211,000 for the years ended December 31, 2009 and 2008, respectively, and primarily related to the annual audits of the consolidated financial statements included in our Annual Reports on Form 10-K and our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees.  Audit-related fees billed during the year ended December 31, 2009 and 2008 were approximately $430,000 and $112,000, respectively, and primarily related to benefit plan audits in 2008 and consents, comfort letters, the statutory audit of a subsidiary and benefit plan audits in 2009.

Tax Fees.  The aggregate fees billed for tax services during the year ended December 31, 2009 and 2008 were approximately $737,000 and $520,000, respectively. These fees related to tax compliance, tax advice and tax planning for the year ended December 31, 2009 and 2008.

All Other Fees.  There were no fees billed for all other services during the years ended December 31, 2009 and 2008.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We have a written policy regarding related person transactions which requires that any transaction, regardless of the size or amount involved, involving the Company or any of its subsidiaries in which a “related person” had or will have a direct or indirect material interest must be reviewed and approved or ratified by the Audit Committee. Directors and executive officers are required to submit all related person transactions to our General Counsel for review and reporting to the Audit Committee. A “related person” is any director, nominee for director, executive officer, holder of 5% or more of any class of our outstanding voting securities and any immediate family member of such person who shares the same household. In addition to our written policy, our legal staff is responsible for the development and implementation of other processes and controls, including regular director and officer questionnaires, to obtain information from the directors and executive officers with respect to related person transactions. Based on the facts and circumstances identified through the written policy and these information gathering processes, the Audit Committee determines whether the Company or a related person has a direct or indirect material interest in any transactions identified. During 2009, there were no reportable related person transactions.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING OF SHAREHOLDERS FOR 2011

Proposals from shareholders are given careful consideration by us in accordance with Rule 14a-8 of the Exchange Act (“Rule 14a-8”). We provide shareholders with the opportunity, under certain circumstances and consistent with our amended and restated by-laws and the rules of the Securities and Exchange Commission, to participate in the governance of the Company by submitting shareholder proposals or director nominations that they believe merit consideration at the annual meeting of shareholders for 2011. To enable management to analyze and respond to proposals or director nominations that shareholders wish to have included in the Proxy Statement and proxy card for that annual meeting, any such proposal or director nomination must be received by us in writing no later than December 8, 2010 consistent with Rule 14a-8. Any shareholder proposal or director nomination for the annual meeting of shareholders for 2011 that is not intended for inclusion in the Proxy Statement and proxy card will be considered “untimely” if it is received by us earlier than January 20, 2011 or after February 19, 2011. An untimely proposal may not be brought before or considered at our annual meeting of shareholders for 2011. Any shareholder proposal or director nomination submitted must also be made in compliance with our amended and restated by-laws. For more information regarding our by-law procedures for director nominations, please refer to “Corporate Governance — Nomination Process and Qualifications for Director Nominees.”

Proxies solicited by the Board of Directors for the annual meeting of shareholders for 2011 may confer discretionary authority to vote on any untimely shareholder proposals or director nominations without express direction from shareholders giving such proxies. All shareholder proposals and director nominations must be addressed to the attention of the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408. The Chairman of the annual meeting of shareholders may refuse to acknowledge the introduction of any shareholder proposal or director nomination not made in compliance with the foregoing procedures.

OTHER BUSINESS

As of April 5, 2010, our Board of Directors is not aware of any other business to come before the meeting. However, if any additional matters are presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on those matters.

By Order of the Board of Directors

Ronald S. Milstein
Senior Vice President, Legal and External Affairs,
General Counsel and Secretary

[This Page Intentionally Left Blank]

Appendix A

LORILLARD, INC.
INDEPENDENCE STANDARDS FOR DIRECTORS

The Board of Directors has adopted Corporate Governance Guidelines that contain director qualifications. No director will be considered “independent” unless the Board affirmatively determines that the director has no material relationship with Lorillard, Inc. or any of its subsidiaries (together, the “Company”), either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. When making independence determinations, the Board will consider all relevant facts and circumstances, as well as all applicable legal and regulatory requirements, including NYSE corporate governance requirements and the rules and regulations of any other regulatory or self-regulatory body with jurisdiction over the Company. Notwithstanding the foregoing, none of the following relationships shall automatically disqualify any director or nominee from being considered “independent”:

(a) More than three years ago, (i) the director was employed by the Company, or (ii) an immediate family member of the director was employed by the Company as an executive officer;

(b) (i) During any twelve-month period during the preceding three years, the director has received, or has an immediate family member who has received, less than $120,000 in direct compensation from the Company; or (ii) during any twelve-month period during the preceding three years the director has received, or has an immediate family member who has received, director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (iii) more than three years ago, the director has received, or has an immediate family member who has received, any such compensation (including amounts over $120,000 per year);

(c) The director or an immediate family member of the director is or was employed within the past three years as an executive officer of another organization for which any of the Company’s present executive officers at the same time serves or served on that organization’s board of directors (or similar body) or any committee thereof, except that the foregoing shall not apply to service by such executive officer on such organization’s compensation committee; or

(d) (i) The director is or was an employee, executive officer, partner (other than a limited partner) or significant equity holder of another organization that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, is less than the greater of $1.0 million or 2% of such other organization’s consolidated gross revenues, or (ii) an immediate family member of the director is or was an executive officer of another company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, is less than the greater of $1.0 million or 2% of such other company’s consolidated gross revenues.

In addition to these guidelines, members of certain committees of the Board, such as the Audit Committee, are subject to heightened standards of independence under various rules and regulations.

For purposes of these guidelines: (1) compensation received by an immediate family member of a director for service as a non-executive employee of the Company shall not be considered in determining independence under (b), above; (2) in applying the test under (d), above, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year and the look-back provisions shall apply solely to the financial relationship between the Company and the director or immediate family member’s current employer and not to former employment of the director or immediate family member; (3) an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but in applying any lookback provisions, the Company will not consider individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated; (4) a significant equity holder of an organization will normally be considered a shareholder, limited partner or member owning 10% or more of the voting or equity interests in that organization; and (5) a director’s service as a non-employee Chairman of the Board of Directors of the Company shall not be deemed employment by the Company under (a) above.

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E2 c/n, pcn-650 YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. + We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone votin g is availa ble through 11:59 p.m. eastern daylight time on May 19, 2010. INTERNET http://www.proxyvoting.com/ Use the Internet to vote your proxy. Lorillard, Inc. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone tele phone to vote your proxy. Have your proxy card in hand when you cal . If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return t i n i the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. WO# 72697 FOLD AND DETACH HERE Please mark your votes as THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. in dic ated n i this example X For Withhold Authority all nomin ees to vote for all il sted nominees *EXCEPTIONS FOR AGAINST ABSTAIN 1. Election of the three 2. Proposal to ratify the selection of Deloit te & Touche LLP as the nomin ees named below Company’s independent registered publi c accounting firm for the to hold office as Cla ss II fiscal year ending December 31, 2010. Directors: In their discretion, the proxy holders are authoriz ed to vote upon such other business as may 01 Virgis W. Colbert properly come before the annual meeting or any adjournments or postponements thereof. 02 Ric hard W. Roedel 03 David H. Taylor Yes No (INSTRUCTIONS: To wit hhold authority to vote for any individ ual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) Please indicate if you plan to attend this meeting. *Exceptions THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 1 AND “FOR” THE APPROVAL OF PROPOSAL NO. 2. YOUR SHARES WILL BE VOTED AS SPECIFIED BELOW. IF A SIGNED CARD IS RECEIVED WITH NO SPECIFICATION MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2. YOUR SIGNATURE ACKNOWLEDGES THE STATEMENTS ON THE REVERSE SIDE OF THIS CARD. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, admin is trator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

LORILLARD, INC. THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT. ADMISSION TICKET Lorillard, Inc. Embassy Suites Greensboro Annual Meeting of Shareholders for 2010 204 Centreport Drive May 20, 2010 Greensboro, NC 27409 10:00 a.m. Choose MLinkSM for fast, easy and secure 24/7 onlin e access to your future proxy materia ls, investment plan statements, tax documents and more. Simply lo g on to Investor ServiceDirect® at www.bnymel on.com/shareowner/is d where step-by-step instructions wil l prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://investors.lorillard.com/phoenix.zhtml?c=134955&p=irol-proxy FOLD AND DETACH HERE LORILLARD, INC. This proxy is solicited on behalf of the Board of Directors of Lorillard, Inc. for the Annual Meeting of Shareholders for 2010 on May 20, 2010. The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Shareholders for 2010 of Lorillard, Inc. (“Lorillard” or the “Company”) and the accompanying Proxy Statement to be held on May 20, 2010 starting at 10:00 a.m., eastern daylight time, at the Embassy Suites Greensboro, 204 Centreport Drive, Greensboro, North Carolina 27407, and (2) appoints Martin L. Orlowsky and Ronald S. Milstein, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of common stock of Lorillard that the undersigned would be entitled to cast if personally present at the annual meeting and at any adjournment(s) or postponement(s) thereof, and with discretionary authority as to any other matters that may properly come before the annual meeting, all in accordance with, and as described in, the accompanying Notice of Annual Meeting of Shareholders for 2010. The Board of Directors recommends (1) a vote “FOR” the proposal to elect the three nominees named in the attached Proxy Statement to hold office as Class II Directors until the Annual Meeting of Shareholders for 2013, and until their successors are duly elected and qualified and (2) a vote “FOR” the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of Lorillard and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given. Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required. (Continued and to be marked, dated and signed, on the other side) BNY MELLON SHAREOWNER SERVICES Address Change/Comments P.O. BOX 3550 (Mark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250 WO# 72697